Item 6.  Selected Financial Data
The following table sets forth our selected audited historical financial and unaudited operating data for each of the five years in the period ended December 31, 2001. We became a publicly traded entity on November 17, 1998, when McMoRan Oil & Gas Co.
(MOXY) and Freeport-McMoRan Sulphur Inc. (Freeport Sulphur) (see
Note 1 of Notes to Financial Statements) combined their operations. This transaction was accounted for as a purchase, with MOXY as the acquiring entity. Accordingly, the information presented below for periods prior to November 17, 1998 reflects only the historical financial and operating data attributable to MOXY. Financial and operating data relating to the assets acquired from Freeport Sulphur are included on and after November 17, 1998. In March 2002, as a result of our decision to sell substantially all our assets used in our recovered sulphur business to unrelated third parties, the sulphur results for all periods presented have been reclassified to reflect a discontinued operations presentation (see "Decision to Exit Sulphur
Operations" below and Notes 1 and 2). The information shown in the table below may not be indicative of our future results. You should read the information below together with Items 7. and 7A. "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks" and
Item 8. "Financial Statements and Supplementary Data."


                              2001        2000        1999       1998       1997
                          ---------    ---------   ---------   ---------  ---------
                          (Financial Data in thousands, except per share amounts)
Financial Data
Years Ended December 31:
Revenues                  $  72,942    $  58,468   $  54,344   $  21,626  $  13,552
Exploration expenses         61,831       53,975       6,411      14,533     11,966
Operating income (loss)    (104,917)         920      (4,019)    (18,664)    (9,904)
Income (loss) from
 continuing operations     (104,801)     (34,859)     (2,804)    (17,588)   (10,538)
Income (loss) from
 discontinued sulphur
 operations                 (43,260)     (96,649)      2,913        (528)        -
Net income (loss)          (148,061)    (131,508)        109     (18,116)   (10,538)

Basic and diluted net
income(loss) per share:
  Income (loss) from
   continuing operations      (6.60)       (2.35)      (0.21)      (1.90)     (2.80)
  Income (loss) from
   discontinued sulphur
   operations                 (2.73)       (6.53)       0.22       (0.06)        -
Basic and diluted net
 income (loss) per share  $   (9.33)   $   (8.88)  $    0.01   $   (1.96) $   (2.80)
Basic and diluted average
 shares outstanding          15,869       14,806      13,385       9,230      3,769 b
At December 31:
Working capital (deficit) $ (88,145)   $ (50,024)  $  (3,108)  $  20,980  $  33,749 b
Property, plant and
 equipment, net              98,519      116,231      97,359      82,804     57,705 b
Sulphur business assets      54,607       72,977     114,254     122,391         -
Total assets                189,686      299,324     301,281     320,388    101,088 b
Debt, including
 current portion            104,657       46,000      14,000          -          -
Stockholders' equity
 (deficit)                  (87,772)      59,177     155,071     178,800     90,698 b

Operating Data
Sales Volumes:
  Gas (thousand
   cubic feet, or Mcf)   11,136,800 c  8,291,000  14,026,000   8,634,100  4,061,000
  Oil (barrels)           1,417,200 d  1,151,600 d 1,353,600 d   304,100 d   34,000
Average realization:
     Gas (per Mcf)        $    3.59    $    3.52   $    2.30   $    2.14  $    2.62
     Oil (per barrel)         21.98 d      24.98 d     15.92 d     10.33 d    19.19


a. MOXY's historical loss per share and average shares outstanding have been restated to reflect the effective reverse stock split of MOXY's shares as a result of the acquisition of Freeport Sulphur in November 1998.
b. Includes issuance of MOXY's shares in a rights offering, the proceeds of which were used to purchase producing property interests and repay borrowings, with the remainder held to fund exploration program commitments.

c. Includes production associated with two fields that were sold effective January 1, 2002 (see "Exploration Activities" below and Note 10).
d. Includes Main Pass oil sales totaling 993,300 barrels at an average realization of $21.07 in 2001, 961,500 barrels at an average realization of $23.85 per barrel in 2000 and 1,102,600 barrels at an average realization of $15.50 per barrel during 1999. Main Pass 1998 oil sales from November 17 to December 31, 1998 totaled 202,700 barrels, at an average realization of $8.60 per barrel. In March 2002, we agreed to sell our interest in Main Pass (Note 10). This sales agreement has been terminated. The economic interest associated with the oil operations at Main Pass have been pledged to a third party in connection with the agreement for that entity to perform the reclamation work required for the Main Pass sulphur facilities (see "Decision to Exit Sulphur Operations" below and Note 10).

Items 7. And 7A.  Management's Discussion and Analysis of
Financial Condition and Results of Operations and Disclosures
About Market Risks

OVERVIEW
     We engage in the exploration, development and production of oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area and in the purchasing, transporting, terminaling, processing and marketing of sulphur. We became a publicly traded entity on November 17, 1998 when McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. combined their operations. As a result, McMoRan Oil & Gas LLC (MOXY) and Freeport-McMoRan Sulphur LLC (Freeport Sulphur) became our wholly owned subsidiaries.

Requirements For Additional Capital and Business Plan
     We face significant financial liquidity issues in 2002 as a result of adverse business conditions with our sulphur operations and significant nonproductive exploratory drilling costs during 2001 and 2000. The accompanying financial statements reflect significant net losses in 2001 and 2000, a stockholders' deficit of $87.8 million and a working capital deficit of $88.1 million as of December 31, 2001, which includes amounts due under our sulphur credit facility. In addition, we have little additional borrowing capacity under our existing credit facilities.

     Our business plan for 2002 is to arrange for drilling the high-potential, high-risk exploratory prospects in shallow water depths from our existing lease acreage position. As described below, we have developed a financial plan to enable us to execute our business plan. To accomplish our business plan and meet our financial obligations, we must:

  * Consummate the sale of our sulphur transportation and terminaling assets
  * Raise additional capital to fund our working capital requirements and to repay the $8 million amount expected to be outstanding on the sulphur credit facility upon completion of the sulphur asset sale transaction
  * Complete the process that we have initiated to resolve our sulphur reclamation requirements with the Minerals Management Service
       (MMS)
  * Enter into exploration arrangements with oil and gas industry participants, or otherwise raise capital, to provide funding for our exploration and development activities for 2002

    Subsequent to December 31, 2001, we sold certain of our oil and gas properties for $60.0 million and repaid all borrowings under our oil and gas credit facility (Note 8). We also entered into a definitive agreement to satisfy our Main Pass Block 299 (Main Pass) and Caminada sulphur reclamation liabilities. In connection with that agreement, we also agreed to sell our Main Pass oil lease and related facilities. That agreement has been terminated. We expect to either sell the Main Pass oil assets to a third party, with the proceeds of any sale being paid to the party performing the Main Pass sulphur reclamation work, or otherwise transfer these assets to that entity. On March 29, 2002, we entered into a definitive agreement to sell our sulphur assets, comprising our recovered sulphur transportation, terminaling, logistics and marketing (transportation and terminaling) business and to resolve all pending disputes with IMC Global Inc. and its subsidiaries (collectively IMC). Available proceeds from this transaction would be used to repay a substantial portion of our borrowings under the sulphur credit facility (Note 8). See "Decision to Exit Sulphur Operations" below and Note 10. All subsequent references to "Notes" refer to Notes to Financial Statements located elsewhere in this Current Report on Form 8-K.

     We have been actively pursuing the above transactions as well as others described in Note 10, the ultimate resolution of which will have a significant impact on our financial condition and liquidity. Because these transactions have not occurred, they involve inherent uncertainties, including uncertainties beyond our control. As a result, no assurances can be given that these transactions will be completed as contemplated or at all, which could have a detrimental effect on our ability to continue to conduct our operations. For more information regarding our business plan and these transactions, see "Decision to Exit Sulphur Operations" below and Note 10 of this Current Report on

Form 8-K, and for the related risks, see "Risk Factors" included in Items 1. and 2. of our 2001 Annual Report on Form 10-K.

     The following unaudited condensed pro forma financial statements present McMoRan's financial position and results of operations as if each of the transactions referred to in the second preceding paragraph above and described in more detail in
Note 10 had been completed on December 31, 2001 and January 1, 2001, respectively. These unaudited consolidated pro forma financial statements have been prepared for informational purposes only and do not necessarily indicate the financial position or results of operations that actually would have occurred had these transactions taken place on December 31, 2001 or January 1, 2001, or which may result in the future. See "Risk Factors" in Items 1. and 2. of our 2001 Annual Report on Form 10-K.

                  Unaudited Pro Forma Condensed Balance Sheet
                              At December 31, 2001


                                                           Resolution
                               Oil & Gas    Pro    Sale of     of         Pro
                               Property    Forma   Sulphur   Sulphur     Forma
                    Historical  Sale a   Subtotal Assets b Reclamation c Total
                      -------- --------  -------- --------  ----------  -------
Assets
Cash and cash
 equivalents          $    500 $     -   $    500 $     -   $     -     $   500
Accounts receivable     10,892       -     10,892       -         -      10,892
Inventories                690       -        690       -         -         690
Prepaid expenses           270       -        270       -         -         270
Current assets from
 discontinued sulphur
 operations             12,477       -     12,477       -        (23)    12,454
                      -------- --------  -------- --------  --------    -------
 Total current assets   24,829       -     24,829       -        (23)    24,806
Property, plant and
 equipment, net         98,519  (30,947)   67,572       -     (4,715)    62,857
Sulphur business
 assets, net            54,607       -     54,607  (52,296)   (1,956)       355
Other assets            11,731       -     11,731       -     (7,486)     4,245
                      -------- --------  -------- --------  --------    -------
Total assets          $189,686 $(30,947) $158,739 $(52,296) $(14,180)   $92,263
                      ======== ========  ======== ========  ========    =======

Liabilities and Stockholders'
Equity (Deficit)
Accounts payable      $ 22,230 $(10,343) $ 11,887 $     -   $     -     $11,887
Accrued liabilities     15,192       -     15,192       -         -      15,192
Current portion of:
 Sulphur credit
  facility              55,000       -     55,000  (47,000)       -       8,000
 Oil and gas debt        2,000   (2,000)       -        -         -          -
 Accrued oil and gas
  reclamation costs        398       -        398       -         -         398
Current liabilities from
 discontinued sulphur
 operations             17,849       -     17,849   (5,296)       -      12,553
Other                      305       -        305       -         -         305
                      -------- --------  -------- --------  --------    -------
   Total current
    liabilities        112,974  (12,343)  100,631  (52,296)       -      48,335
Accrued oil and gas
 reclamation costs      18,278     (207)   18,071       -     (9,036)     9,035
Accrued sulphur
 reclamation costs      63,876       -     63,876       -    (45,464)    18,412
Long-term debt          47,657  (47,657)       -        -         -          -
Other long-term
 liabilities            34,673       -     34,673       -         -      34,673
Stockholders' equity
 (deficit)             (87,772)  29,260   (58,512)      -     40,320    (18,192)
                      -------- --------  -------- --------  --------    -------
Total liabilities and
 stockholders' equity
 (deficit)            $189,686 $(30,947) $158,739 $(52,296) $(14,180)   $92,263
                      ======== ========  ======== ========  ========    =======

       Unaudited Pro Forma Consolidated Statement of Operations
                   For Year Ended December 31, 2001



                               Oil & Gas    Pro     Sale of   Sale of     Pro
                               Property    Forma    Sulphur  Main Pass   Forma
                    Historical  Sale a   Subtotal  Assets b     Oil c    Total
                    ---------  --------  ---------  -------- --------  ---------
Revenues            $  72,942  $(12,875) $  60,067  $     -  $(20,926) $  39,141
Cost and expenses:
Production and delivery
 costs                 35,016      (882)    34,134        -   (19,533)    14,601
Depreciation and
 amortization expenses 65,868    (8,695)    57,173        -      (868)    56,305
Exploration expenses   61,831        -      61,831        -        -      61,831
General and
 administrative
 expenses              15,144        -      15,144        -        -      15,144
                    ---------  --------  ---------  -------- --------  ---------
    Total costs and
      expenses        177,859    (9,577)   168,282        -   (20,401)   147,881
                    ---------  --------  ---------  -------- --------  ---------
Operating loss       (104,917)   (3,298)  (108,215)       -      (525)  (108,740)
Interest expense, net    (357)       -        (357)       -        -        (357)
Other income, net         481        -         481        -        -         481
Provision for income
 taxes                     (8)       -          (8)       -        -          (8)
                    ---------  --------  ---------  -------- --------  ---------
Loss from continuing
 operations          (104,801)   (3,298)  (108,099)       -      (525)  (108,624)
Income (loss) from
 discontinued sulphur
 operations           (43,260)       -     (43,260)   31,967       -     (11,293)
                    ---------  --------  ---------  -------- --------- ---------
Net loss            $(148,061) $ (3,298) $(151,359) $ 31,967 $   (525) $(119,917)
                    =========  ========  =========  ======== ========= =========
Basic and diluted net
loss per share of
common stock:
  Net loss from continuing
    operations         $(6.60)              $(6.81)                       $(6.85)
  Net income (loss) from
    discontinued sulphur
    operations          (2.73)               (2.73)                        (0.71)
                       ------               ------                        ------
 Basic and diluted
   net loss per share
   of common stock     $(9.33)              $(9.54)                       $(7.56)
                       ======               ======                        ======
Basic and diluted
 average common shares
 outstanding           15,869               15,869                        15,869
                       ======               ======                        ======

a. Reflects February 2002 sale of interests in certain oil and gas properties for $60.0 million cash. Sales proceeds were used to repay all outstanding oil and gas debt and to reduce working capital deficit.

b. Reflects assumed sale of sulphur transportation and terminaling assets to Gulf Sulphur Services LTD, LLP in a pending transaction scheduled to close by June 17, 2002. Sales proceeds are applied to reduce outstanding sulphur debt to $8 million, with residual cash assumed to repay accounts payable.

c. Reflects assumed completion of reclamation activities pursuant to agreements reached with OSFI during the first quarter of 2002 to reclaim the Caminada and Main Pass sulphur facilities for a fixed cost, together with the related disposition of Freeport Sulphur's Main Pass oil operations. The related accrued sulphur and oil and gas reclamation liabilities were reduced accordingly.

EXPLORATION ACTIVITIES
     Our exploration activities included drilling nine wells during 2001. These nine exploratory wells resulted in three discoveries. For a summary of our drilling activities during 2001 and information regarding our oil and gas properties see Items 1. and 2. "Business and Properties" included in our 2001 Annual Report on Form 10-K.

     In January 2000, we acquired significant exploration rights from both Texaco Exploration and Production Inc., which subsequently became a subsidiary of ChevronTexaco Corp., and Shell Offshore Inc., representing a substantial acreage position in the Gulf of Mexico shelf area. The ChevronTexaco agreement, in substance, represented a large farm-in transaction and required no initial cash investment. In the Shell transaction, we purchased 55 leases for approximately $37.8 million (Note 3). As a result of these transactions and including our existing offshore lease inventory, we currently have exploration rights in 95 leases covering approximately 506,000 gross acres, which we believe is among the largest offshore exploration acreage portfolios held by an independent oil and gas company operating in the shelf area of the Gulf of Mexico.

     The remaining lease exploration rights obtained in both transactions expire over the next several years. They are located in federal and state waters offshore Louisiana and Texas in water depths of 10 to 2,600 feet, with the majority of the leases in water depths of less than 400 feet. Our ownership interests in the remaining leases obtained from Shell range from 33 percent to 100 percent, while the ownership interests we can earn on the remaining ChevronTexaco leases range from 17 percent to 100 percent. The majority of these leases have ownership interests that exceed 50 percent. We will earn varying interests in the ChevronTexaco leases when we drill exploratory wells to specified depths that are capable of producing and commit to install facilities to develop the oil and gas we discover. ChevronTexaco can either elect to retain an approximate 25 percent to 50 percent working interest, or it can elect to retain an overriding royalty interest of approximately 10 percent, convertible at ChevronTexaco's election after payout to a proportionally reduced 25 percent working interest. Shell has retained an 8.3 percent overriding royalty (proportionately reduced to its interest) in the properties it sold to us. Under our agreement with ChevronTexaco, we agreed to commit a total of $110 million for exploration of these leases in four stages ending June 30, 2003. We fulfilled our requirements under the first two stages under the agreement by spending or committing to spend an aggregate minimum of $50 million for exploration of the ChevronTexaco leases by June 30, 2001. We must commit to an additional approximate $14 million to meet the third stage commitment requirements of $80 million by June 30, 2002 (Note
9). We expect to meet our exploration committments under this agreement through our recently completed farm-out transaction (Note 10). For additional information regarding our lease and exploration rights, see Note 3.

     In June 2000, we formed a strategic alliance with Halliburton Company (Halliburton) that combined the skills, technologies and resources of both companies' personnel and technical consultants into an integrated team to assist us in managing our oil and gas activities. Halliburton, through its business units, provides integrated products and services to us at market rates and we use Halliburton's products and services on an exclusive basis to the extent practicable. Under terms of the alliance, Halliburton provided a guarantee for up to $50 million of borrowing availability under terms of revolving credit facility (see below). In January 2002, we restructured these financing arrangements and subsequently repaid and terminated the agreement, as discussed below and in "Capital Resources and Liquidity."

     In February 2002 but effective January 1, 2002, we sold certain interests in various oil and gas properties for $60.0 million. At December 31, 2001, we had borrowed $47.7 million under the Halliburton guarantee, which represented the entire amount then available under the guaranteed credit facility.
Under terms of the sales agreement, we repaid all the $47.7 million outstanding under the Halliburton guaranteed credit
facility, which was then terminated.    Halliburton will continue
as our strategic partner; however, they no longer have the option to participate in our future discoveries.

RESULTS OF OPERATIONS
     Until March 2002, we had two operating segments: "oil and gas" and "sulphur." The oil and gas segment includes all oil and gas exploration and production operations of MOXY, as well as Freeport Sulphur's oil operations at Main Pass Block 299 (Main
Pass), which we agreed either to sell or otherwise assign our economic interest to a third party in connection with transactions to resolve our sulphur reclamation obligations with the MMS (see "Resolution of Sulphur Reclamation Obligations" located within "Capital Resources and Liquidity" below.) Our former sulphur segment includes all of the sulphur operations of Freeport Sulphur, the results of which have been included within income (loss) from discontinued sulphur operations for all periods presented. See "Decision to Exit Sulphur Operations" for
a discussion of our planned exit from the sulphur business.    We
generated an operating loss for the year 2001 totaling $104.9 million primarily from our oil and gas operations. The oil and gas results include $61.8 million in exploration expenses and asset impairment expenses totaling $39.1 million. Our discontinued sulphur operations resulted in a net loss of $43.3 million, which included a $10.8 million charge to write down the value of our sulphur transportation and terminaling assets, a $13.6 million charge to increase the recorded liability for future retiree medical obligations and a $10.0 million charge to reduce the carrying value of sulphur inventories to market value.

     Summary operating income (loss) data is shown in the table below (in thousands). The results of operations reported and summarized below are not necessarily indicative of our future operating results.


                              Years Ended December 31,
                         ---------------------------------
                            2001        2000        1999
                         ----------   --------    --------
Oil & Gas                $ (100,997)  $  3,465    $   (722)
Other                        (3,920)    (2,545)     (3,297)
                         ----------   --------    --------
Operating income (loss)  $ (104,917)  $    920    $ (4,019)
                         ==========   ========    ========

Oil and Gas Operations
     We use the successful efforts accounting method for our oil and gas operations. As a result of our anticipated exploration expenditures and the requirements of the successful efforts accounting method to charge all nonproductive exploratory drilling costs and other exploration expenditures to expense, we are likely to continue to report operating losses in future periods.A summary of increases (decreases) in our oil and gas revenues between the periods follows (in thousands):


                                            2001        2000
                                          -------     -------
    Oil and gas revenues - prior year     $58,468     $54,344
    Increase (decrease)
       Price realizations:
          Oil                              (4,008)     10,433
          Gas                                 780      10,114
       Sales volumes:
          Oil                               4,609      (3,216)
          Gas                              10,017     (13,191)
    Plant products revenue                  2,999          -
    Other                                      77         (16)
                                          -------     -------
    Oil and gas revenues - current year   $72,942     $58,468
                                          =======     =======


2001 Compared with 2000
     Our 2001 revenues increased approximately 25 percent over 2000 revenues because of substantially increased production volumes (34 percent over 2000) resulting from the commencement of production from four properties discovered during 2000: Eugene Island Block 97 (Thunderbolt); Eugene Island Block 193 (North Tern Deep); Vermilion Block 196 (Lombardi) and Ship Shoal Block 296 (Raptor) (see "Oil and Gas Properties" located in Items 1. and 2. "Business and Properties" of this Form 10-K). Increased revenues during 2001 also reflect our acquisition of Homestake Sulphur Company LLC's (Homestake) 16.7 percent interest in the Main Pass field in June 2001 (see "Capital Resources and Liquidity" below). Revenues during 2001 were adversely affected by a lower average realization for oil, which decreased by 12 percent to $21.98 per barrel in 2001 from $24.98 per barrel in 2000. The average annual realization for natural gas in 2001 ($3.59 per Mcf) remained relatively unchanged from the average realization in 2000 ($3.52 per Mcf). This small change in annual average realizations does not fully reflect the extreme volatility in natural gas market prices during these periods, which were at record highs during the second half of 2000 but declined sharply throughout 2001.

     Production and delivery costs totaled $35.0 million during 2001 compared with $24.6 million during 2000. The increase reflects the following:

 1) Increased production from the four properties that commenced production in mid-year 2001 (as discussed above).
 2) Well workover costs totaled $6.5 million in 2001 compared with $2.7 million during 2000. During 2001, we performed well workovers at the Vermilion Block 160 field unit and Vermilion Block 160 No. 4 well (BJ-1) and at Eugene Island Blocks 193/208/215.
 3) Increased production costs at Main Pass, resulting from the acquisition of Homestake's 16.7 percent interest in the field and from higher platform and equipment repair and maintenance costs, which totaled $4.9 million during 2001 but was not significant during 2000.

     We follow the unit-of-production method for calculating depreciation and amortization expense on our oil and gas properties. Our depreciation and amortization expense totaled $65.9 million in 2001 compared with $32.4 million during 2000. The increase reflects the substantially higher production volumes achieved during 2001 resulting from the commencement of
production from the four properties discussed above.   Our
depreciation and amortization expense during 2001 also includes impairment charges totaling $39.1 million to reduce the asset carrying values of the West Cameron Block 616 ($19.1 million) and West Cameron Block 624 ($4.1 million) fields and the Louisiana State Lease 340 (Mound Point) No. 2 well ($15.9 million) to their respective estimated fair values (see below). During the fourth quarter of 2000, we recorded a $14.0 million impairment charge to reduce the asset carrying value of the West Cameron Block 616 field to its then estimated fair value.

     As further explained in Note 1, accounting rules require that the carrying value of proved oil and gas property costs be assessed for possible impairment under certain circumstances, and reduced to fair value by a charge to earnings if an impairment is deemed to have occurred. Conditions affecting current and estimated future cash flows which could cause such impairment charges to be recorded include, but are not limited to, lower anticipated future oil and gas prices, increased production, development and reclamation costs and downward revisions to previous reserve estimates. As more fully explained under "Risk Factors" included in our 2001 Annual Report on Form 10-K, a combination of any or all of these conditions could require impairment charges to be included in future periods' results of operations.

     Our exploration expenses have been substantial because of our expanded exploration activities during the past two years. Our exploration expenses will fluctuate in future periods based on the structure of our arrangements to drill exploratory wells (i.e. whether exploratory costs are financed by other participants or by us), and the number, results, and costs of exploratory drilling projects financed by us and the incurrence of geological and geophysical costs, including purchases of
seismic data.   Summarized exploration expenses are as follows
(in millions):

                                           Years Ended
                                           December 31,
                                       -------------------
                                         2001        2000
                                       -------     -------
    Geological and geophysical,
      including 3-D seismic purchases  $  15.7     $  22.0
    Dry hole costs                        43.5 a      29.2 b
    Other                                  2.6         2.8
                                       -------     -------
                                       $  61.8     $  54.0
                                       =======     =======

a. Includes nonproductive exploratory well drilling and related costs, primarily associated with the West Delta Block 12 No. 1 and Garden Banks Block 272 No. 1 wells. Also includes the nonproductive exploratory well costs associated with the Louisiana State Lease 340 No. 3 and Viosca Knoll Block 863 No. 1 wells and additional plugging and abandonment costs associated with the Vermilion Block 144 No. 3 well.
b. Includes the nonproductive exploratory well costs associated with the State Lease 210 No. 6 (Grass Island Prospect), Green Canyon Block 90 No. 1, Garden Banks Block 580 No. 1 and Vermilion Block 144 No. 3 wells. Also includes the incremental unsuccessful exploratory costs associated with drilling the Eugene Island Block 97 No. 1 well to depths greater than its original successful shallower objective.

2000 Compared with 1999
     Our 2000 revenues increased by 8 percent over 1999 revenues because of substantially higher average realizations for both oil and natural gas than levels realized during 1999. In 2000, our average realizations for gas totaled $3.52 per Mcf and our realizations for oil averaged $24.98 per barrel compared to average realizations of $2.30 per Mcf of gas and $15.92 per barrel of oil during 1999. These increases were largely offset by a reduction in sales volumes during 2000 when compared to 1999. The decreases in sales volumes resulted from production declines at several fields, including a significant decrease in gas production from West Cameron Block 616. Production ceased from the Vermilion Block 159 No. 1 (CJ-1) well during the second quarter of 2000 and the Vermilion Block 160 BJ-1 sidetrack well's production was steadily decreasing until it ceased in early October 2000. The production decreases were partially offset by our successful efforts to re-establish production at Eugene Island Blocks 193/208/215 during the second quarter of 2000.

     Production and delivery costs totaled $24.6 million during 2000 compared with $16.5 million in 1999. The increase reflects the following:

  1) During 2000, a third party earned a net profits interest in the Vermilion Block 160 field unit and the Vermilion 160 BJ-1 well. Our payments under this arrangement, which are charged to production costs, totaled $3.2 million.
  2) Workover costs totaling $2.7 million were incurred during 2000.
     These workover costs primarily reflect our activities on Eugene Island Blocks 193/208/215 during the second quarter of 2000 and the unsuccessful efforts to re-establish production from the Brazos Block A-19 JC-1 well in the first quarter of 2000.
  3) Fields that commenced production during the first quarter of 1999 had an entire year of transportation and other lease operating costs during 2000 compared to a partial year in 1999.

     Depreciation and amortization expense totaled $32.4 million in 2000 compared with $30.6 million during 1999. The increase reflects a $14.0 million charge to reduce the asset carrying value of the West Cameron Block 616 field to its then estimated fair value, partially offset by the decreases in our production volumes discussed above.

     Summarized exploration expenses are as follows (in millions):

                                           Years Ended
                                           December 31,
                                       -------------------
                                         2000        1999
                                       -------     -------
    Geological and geophysical,
      including 3-D seismic purchases  $  22.0     $   4.2
    Dry hole costs                        29.2 a       1.6 b
    Other                                  2.8         0.6
                                       -------     -------
                                       $  54.0     $   6.4
                                       =======     =======


a. Includes the unsuccessful exploratory well costs associated with the State Lease 210 No. 6 (Grass Island Prospect), Green Canyon Block 90 No.1, Garden Banks Block 580 No. 1 and Vermilion Block 144/145 No. 3 wells. Also includes the incremental unsuccessful exploratory costs associated with drilling the Eugene Island Block 97 No. 1 well to depths greater than its original successful shallower objective.
b. Represents unsuccessful exploratory well costs associated with the Vermilion Block 162 No. 5 exploratory well.

     In July 2000, we sold Brazos Blocks A-19 and A-26 for $70 million, $66.5 million net to our interests, resulting in a gain of $40.1 million. In September 2000, we sold Vermilion Block 408 for $6.5 million, $6.2 million net to our interest, resulting in a gain of $3.1 million.

     Our 2000 operating results also include a $23.3 million gain associated with the settlement of our business interruption insurance claim for Brazos Block A-19. We settled this claim with our insurers in December 2000 and had collected approximately $21.0 million of the settlement proceeds as of December 31, 2000. The remainder of the proceeds were collected in the first quarter of 2001.

Other Financial Results
     Our general and administrative expenses totaled $15.1 million in 2001, $13.0 million in 2000 and $7.4 million in 1999. The increase in general and administrative expenses in 2001 from 2000 primarily reflects our increased oil and gas exploration and development activities. We have implemented plans to reduce our general and administrative costs during 2002. As a result of our recent oil and gas property sales and the pending disposition of the oil operations at Main Pass, we will have significantly lower operating costs and we will require substantially less administrative and financial services in 2002. Accordingly, we expect our costs under the FM Services contract (Note 4) will be substantially reduced, from $10.6 million in 2001 to an estimated $2.0 million in 2002. The direct general and administrative and overhead costs for both our operating subsidiaries will also be reduced because of the recent sale and pending sales transactionsand the effect of the two Co-Chairmen of our Board agreeing not to receive any cash compensation during 2002 (Note
6).

     The increase in general and administrative expenses during 2000 from 1999 reflects our overall increased exploration activities and the fact that we ceased being reimbursed for a portion of our general and administrative expenses following our purchase of a third party's 47 percent interest in an exploration program in the fourth quarter of 1999. In 1999, we received $2.6 million as reimbursement of general and administrative expense attributable to the exploration program.

     Interest expense, net of capitalized interest, totaled $0.4 million for 2001, $3.1 million for 2000 and $0.7 million for
1999.   Our interest expense reflects borrowings on our bank
credit facilities beginning in the fourth quarter of 1999. We incurred these borrowings to fund our lease acquisition from Shell, exploration expenditures, a portion of our purchase of the 47 percent interest in our $210 million exploration program (Note
3) and working capital.   We repaid all of our borrowings
outstanding under our oil and gas credit facility in July 2000 upon receipt of the proceeds from the sale of Brazos Blocks A-19 and A-26. We had no borrowings under our oil and gas credit facility at December 31, 2000. At December 31, 2001, amounts outstanding under the oil and gas credit facility totaled $49.7 million, reflecting borrowings used to fund the development of our 2000 discoveries and exploration activities during 2001. The substantially lower interest expense for 1999 reflects the absence of borrowings on our credit facilities until the fourth quarter of 1999, with the primary components of interest expense representing only the commitment fees paid on these facilities. For additional information regarding our credit facilities, including the repayment of the entire amount under our oil and gas credit facility and its subsequent termination, see "Capital Resources and Liquidity" and Note 8.

       Our oil and gas nonoperating income totaled $0.4 million during 2001 and $2.3 million during 2000. The amount during 2001 reflects the gain on the sale of one nonoperating asset with the remainder representing interest income. The 2000 amount consisted of gains of $1.4 million from miscellaneous nonoperating asset sales, with the remainder representing interest income.

     In connection with the decision to exit active participation in our sulphur operations in 2000, we recorded a $34.9 million charge to our deferred tax valuation allowance, which eliminated our net deferred tax asset that related primarily to our sulphur transportation and terminaling business. This determination was based upon updated estimates of projected operating results.

CAPITAL RESOURCES AND LIQUIDITY
Comparison Of Year-To-Year Cash Flows
Operating
---------
    Our operating activities used cash totaling $8.1 million in 2001 and $9.8 million in 2000 and provided cash of $30.8 million in 1999. Operating cash flow provided by continuing operations totaled $6.6 million in 2001, $27.3 million in 2000 and $33.6 million in 1999. The change in operating cash flows from continuing operations during 2001 as compared to 2000 was attributed primarily to working capital changes, $2.2 million of oil and gas reclamation costs and a substantial reduction in the operating results of our oil operations at Main Pass. Cash used in our discontinued sulphur operations totaled $14.8 million in 2001, $37.1 million in 2000 and $2.8 million in 1999. The change during 2001 as compared to 2000 was attributed primarily to the impact of the improved sulphur operating results over the prior year's results, primarily reflecting the cessation of the sulphur mining operations at Main Pass. Our discontinued sulphur operations' operating cash flows included mine reclamation expenditures totaling $11.4 million during 2001, $16.9 million during 2000 and $7.4 million in 1999.

    The decrease in operating cash flow during 2000 as compared to 1999 resulted from a use of $37.1 million by our sulphur operations. Our sulphur operations during 2000 were affected by weak sulphur market fundamentals, higher production costs at the Main Pass sulphur mine, reclamation expenditures incurred at our sulphur facilities primarily as a result of our decision to cease our sulphur mining operations (Note 2) and the cash settlement of a sulphur-related obligation (Note 9). The use of cash by the sulphur segment was partially offset by cash flow of $27.3 million from our oil and gas operations. This cash flow reflects positive working capital changes resulting from our increased exploration drilling and development activities in progress at year-end 2000 and our receipt of approximately $21.0 million through December 31, 2000 from our Brazos Block A-19 insurance settlement. Operating cash flow for 2000 also benefited from our receiving substantially higher average realizations for both oil and natural gas sales, which were partially offset by decreased sales volumes. Operating cash flows from the oil and gas operations also included geological and geophysical and other nondrilling exploration expenditures, which totaled $18.3 million in 2001, $24.8 million in 2000 and $4.8 million in 1999.

Investing
---------
    Net cash used in investing activities totaled $99.5 million in 2001, $6.1 million in 2000 and $37.8 million in 1999. Our exploration and development and other capital expenditures totaled $107.1 million during 2001, which includes the nonproductive exploratory drilling costs associated with five wells (see "Results of Operations" above). Capital expenditures during 2001 also included the development costs associated with our discoveries during 2000, the exploratory well drilling costs and the related completion costs associated with the Eugene Island Block 97 No. 2 and 3 wells, the West Cameron Block 624 No. B-3ST well and the Louisiana State Lease 340 No. 2 well. Other capital expenditures included the costs relating to recompletion operations at West Cameron Block 616, Eugene Island Block 193/208/215, the Vermilion Block 160 field unit and the Eugene Island Block 193 C-1 well. We sold two oil and gas leases during of 2001 for $1.3 million. During the fourth quarter of 2001, our sulphur operation sold one of its two 7500-ton self-propelled barges for $3.0 million, $2.8 million net of selling expenses. Our sulphur operations also sold various other sulphur assets from Main Pass totaling $1.0 million. In June 2001, we received $2.5 million from Homestake Sulphur Company LLC (Homestake) in a transaction associated with Main Pass (see below).

     In June 2001, Freeport Sulphur acquired Homestake's 16.7 percent interest in Main Pass and assumed their estimated $7.1 million portion of the remaining estimated reclamation costs at the Main Pass sulphur mine, and the related sulphur and oil facilities. Our consolidated operating results include this acquired interest subsequent to June 1, 2001.

     Our exploration and development and other capital expenditures totaled $46.2 million during 2000. This total includes capitalized drilling costs of $17.0 million associated primarily with our six exploratory discoveries during 2000 (see "Exploration Activities" above) and $29.2 million of unsuccessful drilling costs charged to expense. During 2000, we expended a total of $39.8 million to purchase oil and gas properties, including $37.8 million for the Shell lease acquisition (see "Exploration Activities" above). We also sold various operating assets during 2000 for a total of $74.7 million, including our interests in Brazos Blocks A-19 and A-26 for $66.5 million and Vermilion Block 408 for $6.2 million. Our sulphur operations provided cash of $5.2 million during 2000 which included the sale of the remaining assets and real estate at the Culberson sulphur mine in west Texas, and the sale of the Grand Isle base (see "Decision to Exit Sulphur Operations" below).

     Oil and gas capital expenditures totaled $17.1 million during 1999. This total included $15.5 million of capitalized drilling costs primarily associated with the development of three properties and Brazos Block A-19 and $1.6 million of unsuccessful drilling costs charged to expense. Sulphur capital expenditures totaled $7.9 million, which included: (1) $4.6 million of capitalized costs associated with drilling replacement wells for those damaged by Hurricane Georges in September 1998; (2) $1.8 million to purchase previously leased sulphur rail cars; and (3) $1.5 million of other capital improvements, primarily for our Galveston terminal.

     Our 1999 investing activities also include our purchase of oil and gas properties for $25.5 million, net of proceeds from the disposition of other oil and gas properties. The most significant of these purchases was our acquisition of a 47 percent interest in an exploration program for approximately $31.9 million (Note 3), after closing adjustments. We had net proceeds of $6.4 million from (1) the sale of additional net revenue interests in the Vermilion Block 160 field unit and the Vermilion Block 159 CJ-1 well; (2) the sale of our approximate 28 percent interest in the Vermilion Block 410 field; and (3) the
sale of our interest in West Cameron Block 492.   During 1999, we
also had proceeds from the sale of sulphur assets, which totaled $11.1 million. We received $10.6 million from the sale and leaseback of our sulphur rail cars and $0.5 million from the sale of a non-essential sulphur-related facility.

     During 1999, our sulphur operations also received a total of $5.7 million in insurance proceeds associated with our claim for damages and lost production at the Main Pass mine resulting from the effects of Hurricane Georges. We recorded approximately $1.8 million of these proceeds as a reduction of the basis of our sulphur business assets, with the remaining $3.9 million being reflected as a reduction of production and delivery costs during 1999 (see "Results of Discontinued Sulphur Operations Results" below).

Financing
---------
     Our financing activities provided cash totaling $59.3 million in 2001, $64.9 million in 2000 and used cash of $10.7 million in 1999. Our financing proceeds during 2001 reflects $49.7 million of net borrowings on our oil and gas credit facility used primarily to fund the development of our 2000 discoveries and our exploration activities. We also received $9.0 million from net borrowings under our sulphur credit facility during 2001 that funded our sulphur operations, including a reduction of working capital. The 2000 activity reflects our equity offering proceeds totaling $50.3 million, partially offset by purchases of shares of our common stock (see below) and deferred financing and other costs. Additionally, our 2000 financing activities include net borrowings by the sulphur operations under its credit facility, which were used to fund its operations and continuing reclamation activities and to terminate a sulphur-related obligation (see Note 9). The 1999 activity primarily reflects our purchase of shares of our common stock on the open market (see below), offset in part by net borrowings on our bank lines of credit and by stock option exercise proceeds.

     In 1999, our Board of Directors authorized an open market share purchase program for up to two million shares of our common stock. In March 2000, the Board authorized the purchase of up to an additional 500,000 shares of our common stock, increasing the total shares authorized under our share purchase program to 2.5 million. Through December 31, 2001, we had purchased 2,244,635 shares of our common stock for $41.6 million, an average of $18.56 per share. We made no share purchases during 2001. The share purchases during 2000 totaled 799,900 shares for $15.2 million, an average of $19.00 per share. Our share purchases during 1999 totaled 1,444,735 shares for $26.5 million, an average of $18.31 per share. The 1999 purchases include one transaction in which we purchased from Phosphate Resource Partners Limited Partnership all 769,535 shares of our common stock they owned for $12.8 million, or $16.64 per share. Currently our existing bank credit facilities prohibit our purchase of McMoRan common stock on the open market. Absent this restriction, our future purchases will be dependent upon many factors, including our cash flows and financial position, the price of our common stock, our operating results, and general economic and market conditions.

     For a discussion of litigation matters see Item 3. "Legal
Proceedings."

Revolving Bank Credit Facilities
Oil and Gas Credit Facility   We had $49.7 million of borrowings
outstanding on our oil and gas revolving bank credit facility at December 31, 2001. At that time the credit facility consisted of two separate components:

* a guaranteed portion representing initial borrowing capacity of up to $50 million ($47.7 million of which was available and drawn as of December 31, 2001); and
* an $11.25 million borrowing base facility. We had $2.0 million outstanding on this portion of the credit facility at December 31, 2001.

     For additional information regarding our oil and gas credit facility as of December 31, 2001 see Note 8.

     In February 2002, we sold certain of our oil and gas properties for $60.0 million. Under terms of the sales agreement, we sold our interests in Vermilion Block 196, Main Pass Blocks 86/97, and 80 percent of our interests in Ship Shoal Block 296. We have retained a reversionary interest in these properties equal to 75 percent of the transferred interests following payout of the $60 million plus a specified annual rate of return. Whether or not payout ultimately occurs will depend upon future production and future market prices of both natural gas and oil, among other factors. Upon closing, we used the proceeds to repay all borrowings outstanding on the oil and gas credit facility ($51.7 million), which then was terminated. We are currently in discussions with certain banks for a new credit facility to be used to fund our working capital requirements.

Sulphur Credit Facility   At December 31, 2001, our borrowings
under the sulphur credit facility totaled $55.0 million. Our current availability under the facility totals $58.5 million and is secured by substantially all the assets of Freeport Sulphur, including its Main Pass oil interest. We and MOXY guarantee this facility and have pledged our equity ownership of MOXY and MOXY has pledged its assets to secure the guarantee.

     The banks involved in the sulphur credit facility have granted us a series of extensions of its maturity (Note 8). Subsequent to entering into the definitive purchase and sales agreement for our sulphur transportation and terminaling assets, the banks extended the facility's maturity to June 17, 2002 to allow for the closing of the sales transaction. Upon closing of the transaction we will use the available proceeds to repay borrowings under the sulphur credit facility; we expect to have approximately $8 million of borrowings outstanding under the sulphur credit facility after closing the transactions and funding certain working capital items. We have reached an agreement with the lenders comprising our sulphur bank credit facility to repay the remaining borrowings on the sulphur facility by August 15, 2002, which we plan to satisfy with proceeds from additional capital to be raised (Note 10).


Debt, Contractual Obligations and Commitments
Our debt maturities as of December 31, 2001, together with the effects of certain transactions either completed subsequent to December 31, 2001 or still pending, are discussed above and in Notes 8 and 10. As discussed therein, the $49.7 million outstanding under our oil and gas credit facility at December 31, 2001 was repaid in February 2002. Additionally, the $55.0 million of borrowings outstanding under our sulphur credit facility at December 31, 2001 will mature on June 17, 2002. We expect to repay all but approximately $8.0 million of the outstanding amount on this basis, and have reached agreement with our sulphur bank credit facility group to repay this remaining amount by August 15, 2002, which we plan to satisfy with proceeds from additional capital to be raised (Note 10).

     In addition to our outstanding debt, as further described in
Note 9, Freeport Sulphur is currently obligated to make minimum annual contractual payments under long-term contracts and operating leases, substantially all of which are associated with leases of a marine tanker and rail cars used in its sulphur transportation services. A substantial majority of these obligations are expected either to be assumed by the sulphur services joint venture or by IMC. The remaining minimum annual payments would total $7.2 million, with $1.7 million to be paid in 2002, $0.5 million in 2003, $1.1 million in 2004, $0.6 million in 2005 and 2006 and $2.7 million thereafter. Freeport Sulphur's recorded contractual obligation to reimburse certain former sulphur retirees' medical costs of $22.9 million discussed in
Note 9 is expected to require payments currently estimated to total $1.3 million in 2002, $1.4 million in 2003 and 2004, $2.9 million in 2005, $3.0 million in 2006 and $39.2 million thereafter, before considering the present value effect of the timing of these payments. We expect to fund these other long-term contractual obligations with operating cash flows, future financing transactions and asset sales as necessary.

DECISION TO EXIT SULPHUR OPERATIONS
Until mid-2000, our sulphur segment consisted of two principal operations, sulphur mining and sulphur services. During 2000, low sulphur prices and high natural gas prices, a significant element of cost in sulphur mining, caused our Main Pass sulphur mining operations to be uneconomical. As a result, in July 2000,
we announced our plan to exit our sulphur business.   On August
31, 2000 we ceased our sulphur mining operations at Main Pass.

     Our sulphur services consist of two principal components, the purchase and resale of recovered sulphur and our sulphur handling operations. We purchase and resell sulphur recovered as a by-product of refining sour crude oil and processing natural gas that contains hydrogen sulfide. Our sulphur handling system is the largest in the United States.

Sale Of Sulphur Transportation And Terminaling Assets
In February 2001, we entered into a letter of intent with Savage Industries Inc. (Savage) to form a joint venture to own and operate our sulphur transportation and terminaling business. As proposed, both parties would have owned a 50 percent interest in the joint venture, Savage would have been the operator and we would have sold our sulphur transportation and terminaling assets to the new joint venture and used the resulting proceeds to repay our sulphur credit facility debt. Subsequent to entering into this letter of intent and throughout the remainder of 2001 and into 2002, we negotiated long-term agreements with a group of major U.S. oil refiners and natural gas processors that would provide transportation and terminaling services and market access for their by-product sulphur production. By early 2002, we had completed agreements representing approximately 60 percent of the initial estimated revenues of the proposed joint venture.

     On March 29, 2002, following a period of negotiations among IMC, Savage and us, we entered into a definitive agreement to sell, subject to certain conditions , our sulphur transportation and terminaling assets to Gulf Sulphur Services LTD, LLP, a new sulphur services joint venture to be owned by IMC and Savage. IMC and Savage have agreed to contribute capital to the joint venture and are taking steps to secure additional financing to purchase the sulphur transportation and terminaling assets from us. Also, in connection with this proposed transaction, we entered into an agreement with IMC that would settle all our disputes with IMC and its subsidiaries with respect to our existing long-term sulphur supply contract with IMC (see Item. 3 "Legal Proceedings" included in our 2001 Annual Report on Form 10-K). In these transactions, we have agreed to indemnification obligations with respect to the sulphur assets to be sold to the joint venture, including certain environmental issues, and with respect to the historical sulphur operations engaged in by us and our predecessor companies. In addition, we agreed that, upon closing of the transactions, we will assume, and indemnify IMC from, any obligations, including environmental obligations, other than liabilities existing as of the closing of the sale, associated with historical oil and gas operations undertaken by the Freeport-McMoRan companies prior to the 1997 merger of Freeport-McMoRan Inc. and IMC. See Items 1. and 2. - "Risk Factors" included in our 2001 Annual Report on Form 10-K for additional information regarding these transactions with IMC.

     We expect to receive gross cash proceeds totaling $58 million upon the completion of the transactions, which we expect to occur no later than June 17, 2002. We will use proceeds from the sale after payment of certain working capital items and transactions costs to repay borrowings outstanding under the sulphur credit facility. We currently estimate that our payments will reduce the credit facility to approximately $8 million. We have reached an agreement with the lenders comprising our sulphur bank credit facility to repay the remaining amounts outstanding by August 15, 2002. See "Revolving Bank Credit Facilities" in Items 7. and 7A. of this Current Report on Form 8-K.

     We recorded a $10.8 million charge in our year-end 2001 financial statements to reduce the carrying values of the sulphur transportation and terminaling assets to their estimated fair value (see "Results of Operations" in Items 7. and 7A. of this Form 10-K). We do not anticipate the sale of the sulphur transportation and terminaling assets will result in a material gain or loss during 2002. We will sell our liquid sulphur inventory separately either to IMC or third parties. We will retain the Port Sulphur, Louisiana terminal, which is being marketed for sale.

MMS Bonding Requirement Settlement
We have completed initial reclamation activities at the Main Pass sulphur mine, including the plugging and abandonment of the sulphur wells and removal of the living quarters and warehouse facility. We incurred reclamation costs totaling $9.8 million in 2001 and $13.7 million in 2000 associated with the completion of these initial reclamation activities. We have recently entered into contractual agreements with a third party to dismantle and remove the remaining Main Pass and Caminada sulphur facilities (see "Resolution of Sulphur Reclamation Obligations" below).

     In July 2001, the Minerals Management Service (MMS), which has regulatory authority to ensure offshore leaseholders fulfill the abandonment and site clearance obligations related to their properties, informed us that they were considering requiring us or Freeport Sulphur either to post a bond of approximately $35 million or to enter into other funding arrangements acceptable to the MMS, relative to reclamation of the Main Pass sulphur mine and related facilities and the Main Pass oil production facilities. In October 2001, Freeport Sulphur entered into a trust agreement with the MMS to provide financial assurances meeting the MMS requirements by February 3, 2002. Under terms of the agreement, we provided a non-cash financial assurance of $10 million to the MMS by the February 3, 2002 deadline. The remaining financial assurance requirements were expected to be fulfilled by a combination of a surety bond and additional non-cash financial assurances or otherwise through cash deposits made by Freeport Sulphur over a five-year period. The MMS extended the date to comply with the terms of this trust agreement until June 27, 2002. We expect that all of our sulphur reclamation obligation matters will be resolved by the extension date. See "Resolution of Sulphur Reclamation Obligations" below.

Resolution Of Sulphur Reclamation Obligations
During February and March of 2002, Freeport Sulphur and Offshore Specialty Fabricators Inc. (OSFI) entered into definitive contractual agreements for the removal and dismantlement of all remaining Main Pass and Caminada sulphur facilities. OSFI will perform all reclamation activities for both of these mines, with work having commenced at Caminada in March 2002 that will be completed during the second quarter of 2002. OSFI expects to commence at Main Pass within 30 days thereafter. Fifty percent of the contract cost for the Caminada mine reclamation will be paid by the original leaseholder, which has a contractual obligation for its share of such costs.

     For payment of its share of these costs, Freeport Sulphur has conveyed certain assets to OSFI including a supply service boat, Freeport Sulphur's dock facilities in Venice, Louisiana, and certain assets previously salvaged by Freeport Sulphur during the initial reclamation phase at Main Pass. In addition to these conveyed assets, OSFI will be entitled to Freeport Sulphur's economic interest in the Main Pass oil operations (see below).

     As previously disclosed on March 27, 2002, Freeport Sulphur and OSFI entered into an agreement to sell Freeport Sulphur's Main Pass oil assets to a third party with the proceeds to be paid to OSFI as part of its compensation for the dismantlement and reclamation of the Main Pass sulphur mine and related facilities. That agreement has been terminated. Freeport Sulphur and OSFI expect either to sell the Main Pass oil assets to a third party, with the proceeds of any sale being paid to OSFI, or to transfer these assets to OSFI.

OSFI will also receive any initial payments relating to the establishment of a business enterprise using certain of the Main Pass sulphur facilities for the disposal of non-hazardous oilfield waste from offshore oil operations and potentially for other business services in support of the offshore petroleum industry, including potentially the storage of crude oil and natural gas. Freeport Sulphur and other third parties are in negotiations to establish and are seeking final regulatory approval from the MMS for this new business enterprise's non-hazardous oilfield waste disposal operations. If this business enterprise is successfully established, Freeport Sulphur would receive a negotiated share of the revenues or profits of the enterprise, which would be operated by another company.

     We expect that our sulphur bonding issues with the MMS will be resolved prior to the June 27, 2002 extension deadline of the MMS trust agreement.

     We expect to record a gain during 2002 in connection with the above transactions.

Other Sulphur Matters
Because of significantly negative market and operating conditions, as well as our plan to exit active participation in the sulphur business, our 2000 results included noncash charges totaling $86.0 million to adjust our sulphur assets and liabilities to their estimated fair values. These noncash charges included $20.1 million to write off the remaining book value of the Main Pass sulphur mine; $25.2 million for the writedown of the book value of other mining-related assets, including specialized marine equipment used in handling mined sulphur ($19.1 million) and material and supplies inventory ($6.1 million), to their estimated recoverable values; and $40.7 million for remaining unaccrued estimated mine reclamation costs resulting from our decision to cease sulphur mining operations. Additional estimated charges of $7.5 million, including employee-related costs, were recorded in 2000.

     In the third quarter of 2000, we terminated a sulphur-related obligation assumed in our 1995 purchase of certain sulphur transportation and terminaling assets by paying $6.0 million and placing $3.5 million in an escrow account to fund assumed environmental liabilities associated the acquired assets. We have assumed these liabilities and believe the escrowed amount is sufficient to fund any future related costs. The restricted escrowed cash is considered a long-term asset and is recorded in "Other assets" on the balance sheet at December 31, 2001 and 2000.

    During 2000 we completed the reclamation of the Culberson mine, which ceased production on June 30, 1999. During the first half of 2000, we recorded gains of $2.4 million from sale of various assets at the Culberson mine. In the fourth quarter of 2000, we sold all of our remaining interests in the mine and its related assets for approximately $3.5 million, which resulted in a $3.2 million gain. Also during the fourth quarter of 2000, we sold the Grand Isle base, which was previously used for offshore logistics support for our sulphur operations, for $1.2 million, recognizing a gain for the same amount. In November 2000, we were informed by the U.S. State Department of a $5.0 million partial settlement of our $8.9 million claim resulting from the sale of a sulphur distillation plant in 1990. We recorded $4.9 million as a receivable at December 31, 2000, with the entire amount being collected by January 5, 2001. We received the remaining $3.9 million of proceeds associated with this claim in early March 2001.

Discontinued Sulphur Operations Results
     We conduct all of our sulphur operations through Freeport
Sulphur. For information on our planned exit from active participation in the sulphur business, see "Decision to Exit
Sulphur Operations" above.


    For purposes of the sulphur related discussion covering fiscal 2001 and 2000 and fiscal 2000 and 1999 comparisons set forth below refer to the summary of sulphur operations included in Note 2.



     A summary of increases (decreases) in our sulphur revenues between the periods follow (in thousands):

                                      2001          2000
                                    --------      --------
    Sulphur revenues - prior year   $143,309      $189,687
    Increase (decrease)
       Price realizations            (42,929)      (24,799)
       Sales volumes                 (27,777)      (20,799)
       Other                          (1,120)         (780)
                                    --------      --------
    Sulphur revenues - current year $ 71,483      $143,309
                                    ========      ========


2001 Compared with 2000
     Our sulphur revenues decreased by 50 percent during 2001 when compared to 2000. The variance in revenues between the two years reflects a reduction in sales volumes of approximately 20 percent and a decrease in average sulphur realizations of 38 percent. In 2001, our average realization for sulphur sold totaled $33.60 per long ton compared to $53.78 per long ton in 2000. We sold a total of 2.1 million long tons of sulphur in 2001 compared to 2.6 million long tons in 2000. The reduced sales volumes and average realizations for sulphur during 2001 primarily reflect significantly reduced demand because of depressed conditions in the historically cyclical phosphate fertilizer industry, the principal consumer of sulphur. Several large phosphate fertilizer producers implemented production curtailments in late 2000 and early 2001. These curtailments contributed to the decrease in sulphur prices from an average of $64.50 per ton in the fourth quarter of 2000 to an average market price of $27.50 per ton in Tampa, Florida, through the third quarter of 2001, a decrease of 57 percent. The average sulphur market price increased to $32.50 per ton during the fourth quarter of 2001 as demand for sulphur increased as phosphate fertilizer producers partially restored their production levels and increased by an additional $8.00 per ton during the first quarter of 2002 to an average market price of approximately $40.50 per ton. The average market price of sulphur increased by $4 per ton to approximately $44.50 per ton in the second quarter of 2002.

     Sulphur production and delivery costs totaled $78.1 million during 2001 and $154.4 million during 2000. The production and delivery costs during 2000 included $11.5 million of charges associated with our planned exit from active participation in the sulphur business (see "2000 Compared with 1999" below). The production and delivery costs during 2000 also include $63.0 million of costs associated with the production from the Main Pass sulphur mine, which was closed in August 2000 (see below and "Decision to Exit Sulphur Operations" above). The decrease also reflects the reduced volumes sold during the first half of 2001 as a result of the major U.S. phosphate fertilizer producers' production curtailments, including IMC's closure of all its Mississippi River region plants. During the third quarter of 2001 and throughout the remainder of the year, sulphur sales benefited from IMC's decision to resume production from two of its Louisiana plants in July 2001. Our production and delivery costs during 2001 included charges totaling $10.0 million to adjust our sulphur inventory carrying amounts to its net realizable value. We incurred similar charges totaling $5.2 million to reduce the sulphur inventory carrying costs to its then net realizable value during the first half of 2000.

     Sulphur depreciation expense totaled $15.3 million during 2001 compared with $84.3 million during 2000. The decrease primarily reflects the $79.9 million we recorded in connection with our decisions to close the Main Pass sulphur mine and to our planned exit from active participation in the sulphur business (see "2000 Compared with 1999" below). The decrease was partially offset by a $10.8 million charge we recorded at December 31, 2001, to reduce our sulphur transportation and terminaling assets to their estimated net realizable value (see "Sale of Sulphur Transportation and Terminaling Assets" above).

    Sulphur general and administrative totaled $19.6 million in 2001 and $10.3 million in 2000. During the fourth quarter of 2001, we incurred increased costs associated with our contractual obligation to reimburse certain former sulphur retiree's medical costs (Note 9). In addition, an updated year-end estimate of these projected future costs was prepared by our external benefit consultants using an increased health care cost trend rate to conform to current expectations. As a result, we accrued $13.6 million to increase the recorded liability for estimated future payments under this contractual obligation. Interest on the obligation totaled $0.8 million in both 2001 and 2000 and $0.9 million in 1999.

2000 Compared with 1999
     Our 2000 sulphur revenues decreased approximately 25 percent from 1999 levels, reflecting decreases in both price realizations and sales volumes during 2000. In 2000, our average realization for sulphur sold totaled $53.78 per long ton compared to $63.16 per long ton in 1999. We sold a total of 2.6 million long tons during 2000 compared with 3.0 million long tons sold during 1999, reflecting major phosphate fertilizer companies' production curtailments commencing during the fourth quarter of 1999, and continuing to a varying extent throughout 2000.

     Production and delivery expenses totaled $154.4 million during 2000 and $171.2 million during 1999. The decrease primarily reflects the decreased volumes sold during 2000 substantially offset by the higher production costs at the Main Pass mine through August 2000, which reflect a significant increase in natural gas costs. As a result of our decision to cease production from the Main Pass mine, we recorded a $6.1 million charge during 2000 to writeoff the remaining material and supplies inventory at the mine. In connection with our decision to exit active participation in the sulphur business we recorded anticipated employee-related separation costs of $7.5 million (Note 2), of which $5.4 million is included in production and delivery costs and the remaining $2.1 million is included in general and administrative expenses. Our production and delivery costs during 1999 included a $2.7 million charge to reduce our sulphur inventory carrying cost to its net realizable value and a $1.6 million charge for severance-related costs associated with an early retirement program at Main Pass. These additional costs were partially offset by the receipt of $3.9 million on our business interruption insurance claim resulting from the effects that Hurricane Georges had on our Main Pass production (see "Capital Resources and Liquidity" below).

    Depreciation expense totaled $84.3 million during 2000 compared with $6.4 million during 1999. The increase reflects our decision to cease sulphur mining operations at Main Pass. We charged $79.9 million to depreciation expense to (1) fully accrue for the Main Pass reclamation costs ($40.7 million); (2) write off the remaining net book value of the Main Pass sulphur mine ($20.1 million); and (3) write down certain assets used in the handling of mined sulphur ($19.1 million) to their estimated fair value in anticipation of their being marketed for sale.

     General and administrative expenses totaled $10.3 million in 2000 compared with $8.5 million in 1999. The increase reflects the $2.1 million of employee-related separation costs associated with our decision to exit the sulphur business (see "Other
Sulphur Matters" above).

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     Management's Discussion and Analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these statements requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates on historical experience and on assumptions that we consider reasonable under the circumstances; however, reported results could differ from the current estimates under different assumptions and/or conditions. The more significant of these estimates are discussed in Note 1, "Use of Estimates." The following describes the effects of those estimates we consider to be the most critical of the accounting policies disclosed in Note 1.

  * Our recorded reclamation and environmental obligations are based on engineering estimates of the related costs to be incurred for the reclamation work required by current environmental and other regulations. These estimates are by their nature imprecise and can be expected to be revised over time because of a number of factors, including changes in reclamation plans, governmental regulations, technology and inflation.
  * Depreciation and amortization of our recorded proved oil and gas property costs are based on estimates of proved oil and gas reserve quantities. Impairment assessments of those same costs are based on estimates of future cash flows relating to estimated proved and risk-adjusted probable reserve quantities. The accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions, such as (1) historical production from the area compared with production from other producing areas, (2) assumptions concerning future oil and gas prices, future operating and development costs, workover, remedial and abandonment costs, severance and excise taxes, and (3) the assumed effects of government regulation. All of these factors and assumptions are difficult to predict and may vary considerably from actual results. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon varying interpretations of the same available data. Also, estimates of proved reserves for wells with limited or no production history are less reliable than those based on actual production history. Subsequent evaluation of the same reserves may result in variations, which may be substantial, in our estimated reserves. As a result, all reserve estimates are inherently imprecise.
  * Our sulphur transportation and terminaling assets are recorded in our financial statements at their estimated net realizable values. Such realizable values are largely based on estimated future cash flows, which in turn are based on numerous factors and assumptions, including those relating to future revenue and operating cost levels, environmental and other governmental regulations, technology and inflation.
  * Our recorded obligations for postretirement and other employee benefits, including our contractual obligation to reimburse IMC for a portion of their postretirement medical benefit costs relating to certain former retired sulphur employees discussed in Note 6, are based on numerous estimates of future health care cost trends, retired employees' life expectancy and other factors.

     See Note 1 for information regarding recent accounting pronouncements.

DISCLOSURES ABOUT MARKET RISKS
     Our revenues are derived from the sale of crude oil, natural gas and sulphur. Our results of operations and cash flow can vary significantly with fluctuations in the market prices of these commodities. Based on projected annual sales volumes from both existing producing properties and those expected to produce later in 2002, a change of $0.10 per mcf in the average prices realized on natural gas sales would have an approximate $0.8 million net impact on both revenues and net income (loss). A $1 per barrel change in the average realization of oil sold would have an approximate $0.6 million net impact on revenues and an approximate $0.5 million impact on net income (loss). As a result of our decision to cease production of sulphur at Main Pass in August 2000, all of our sulphur sales since that time have consisted of recovered sulphur. Generally, the margins realized on recovered sulphur do not fluctuate with changes in sulphur market prices. Pursuant to our sales agreement with IMC and Savage (see "Sale of Sulphur Transportation and Terminaling Assets" above), our sulphur operations will terminate by no later than June 17, 2002.

     Our credit facility has a variable interest rate, which exposes us to interest rate risk. At the present time we do not hedge our exposure to fluctuations in interest rates. We repaid all our oil and gas borrowings in February 2002 (Note 10). Our sulphur-related debt must be substantially repaid by June 17, 2002, with any remaining borrowings outstanding due to mature by August 15, 2002. Based on the $55 million of borrowing outstanding under our sulphur credit facility at December 31, 2001, an interest rate change of 100 basis points would have an approximate $0.6 million annualized impact on our 2002 net income
(loss).

     Since we conduct all of our operations within the U.S. in U.S. dollars and have no investments in equity securities, we currently are not subject to foreign currency exchange risk or equity price risk.

ENVIRONMENTAL
     We and our predecessors have a history of commitment to environmental responsibility. Since the 1940's, long before public attention focused on the importance of maintaining environmental quality, we have conducted pre-operational, bioassay, marine ecological and other environmental surveys to ensure the environmental compatibility of our operations. Our environmental policy commits our operations to compliance with local, state, and federal laws and regulations, and prescribes the use of periodic environmental audits of all facilities to evaluate compliance status and communicate that information to management. We believe that our operations are being conducted pursuant to necessary permits and are in compliance in all material respects with the applicable laws, rules and regulations. We have access to environmental specialists who have developed and implemented corporate-wide environmental programs. We continue to study methods to reduce discharges and emissions.

     Federal legislation (sometimes referred to as "Superfund" legislation) imposes liability for cleanup of certain waste sites, even though waste management activities were performed in compliance with regulations applicable at the time of disposal. Under the Superfund legislation, one responsible party may be required to bear more than its proportional share of cleanup costs if adequate payments cannot be obtained from other responsible parties. In addition, federal and state regulatory programs and legislation mandate clean up of specific wastes at operating sites. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Third parties also have the right to pursue legal actions to enforce compliance. Liability under these laws can be significant and unpredictable. We have, at this time, no known significant liability under these laws.

     We estimate the costs of future expenditures to restore our oil and gas and sulphur properties to a condition that we believe complies with environmental and other regulations. These estimates are based on current costs, laws and regulations.
These estimates are by their nature imprecise and are subject to revision in the future because of changes in governmental regulation, operation, technology and inflation.

    As discussed in "Decision to Exit Sulphur Operations" above, we have fully accrued the remaining estimated costs to restore our sulphur mines and related facilities. As of December 31, 2001, our remaining accrual for these costs totaled $63.9 million, $7.5 million of which was contractually subject to reimbursement by a third party. As a result of the transactions (see "Resolution of Sulphur Reclamation Obligations" above), our future sulphur reclamation obligations will be reduced by approximately $46.0 million and we have also assigned OSFI our $7.5 million third party receivable.

     Estimated future expenditures to restore our oil and gas properties and related facilities to a condition that we believe would comply with environmental and other regulations are currently accrued over the life of the properties (see Note 1). The total estimated abandonment cost for the Main Pass oil operations is $10.4 million, of which $9.0 million was accrued at December 31, 2001. In connection with the OSFI transactions, we have entered into an agreement to sell Main Pass oil and the purchaser will be responsible for its future reclamation costs. At December 31, 2001, the total estimated abandonment costs accrued for our other oil and gas properties totaled $9.2 million, with an estimated of $5.3 million remaining to be accrued.

     As discussed above, in connection with our anticipated sale of our sulphur transportation and terminaling assets, we have agreed to be responsible for any historical environmental obligations relating to those assets and we agreed to indemnification obligations with respect to the historical sulphur operations engaged in by us and our predecessor companies. In addition, we agreed that, upon closing of the transactions, we will assume, and indemnify IMC from, any obligations, including environmental obligations, other than liabilities existing as of the closing of the sale, associated with historical oil and gas operations undertaken by the Freeport-McMoRan companies prior to the 1997 merger of Freeport-McMoRan Inc. and IMC.

     We have made, and will continue to make, expenditures at our operations for the protection of the environment. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to current operations may require substantial capital expenditures and may affect operations in other ways that cannot now be accurately predicted.

     We maintain insurance coverage in amounts deemed prudent for certain types of damages associated with environmental liabilities that arise from sudden, unexpected and unforeseen events.

CAUTIONARY STATEMENT
     Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks contain forward-looking statements. All statements other than statements of historical fact included in this report, including, without limitation, statements, plans and objectives of our management for future operations and our exploration and development activities are forward-looking statements. Factors that may cause our future performance to differ from that projected in the forward-looking statements are described in more detail under "Risk Factors" in Items 1. and 2. "Business and Properties" located elsewhere in our 2001 Annual Report on Form 10-K.
                   --------------------------

Item 8. Financial Statements and Supplementary Data


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF McMoRan EXPLORATION
CO.:

     We have audited the accompanying consolidated balance sheets of McMoRan Exploration Co. (a Delaware Corporation) as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flow and changes in stockholders' equity (deficit) for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McMoRan Exploration Co. as of December 31, 2001 and 2000 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 10 to the financial statements, the Company has significant debt maturities and other obligations due in 2002 and it must obtain additional capital to fund these obligations and its oil and gas exploration activities. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 10. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                      /s/ Arthur Andersen LLP

New Orleans, Louisiana
May 9, 2002 (except with respect
to Note 10, as to which the date
is June 7, 2002)


                     McMoRan EXPLORATION CO.
                   CONSOLIDATED BALANCE SHEETS



                                                      December 31,
                                                -----------------------
                                                  2001          2000
                                                ---------     ---------
                                                     (In Thousands)
ASSETS
Cash and cash equivalents                       $     500     $  48,906
Accounts receivable:
  Customers                                         5,515         6,414
  Joint interest partners                           5,197         8,180
  Other                                               180           190
Inventories:
   Product                                            690           313
   Materials and supplies                             -             177
Current assets from discontinued sulphur
 operations, excluding cash                        12,477        33,720
Prepaid expenses                                      270            80
                                                ---------     ---------
Total current assets                               24,829        97,980
Property, plant and equipment, net (Note 5)        98,519       116,231
Sulphur business assets, net (Note 2)              54,607        72,977
Other assets, including restricted cash of
 $3.5 million at December 31, 2001 and 2000
 (Notes 5 and 9)                                   11,731        12,136
                                                ---------     ---------
Total assets                                    $ 189,686     $ 299,324
                                                =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                $  22,230     $  17,824
Accrued liabilities                                15,192        39,581
Borrowings outstanding on sulphur
 credit facility                                   55,000        46,000
Current portion of oil and gas
 credit facility                                    2,000           -
Current portion of accrued sulphur
 reclamation costs                                    -          15,548
Current portion of accrued oil and gas
 reclamation costs                                    398           -
Current liabilities from discontinued
 sulphur operations                                17,849        27,777
Other                                                 305         1,274
                                                ---------     ---------
  Total current liabilities                       112,974       148,004
Accrued oil and gas reclamation costs              18,278        15,980
Accrued sulphur reclamation costs                  63,876        53,639
Long-term borrowings on oil and gas
 credit facility                                   47,657           -
Other long-term liabilities (Note 5)               34,673        22,524
Stockholders' equity (deficit):
Preferred stock, par value $0.01, 50,000,000
 shares authorized, and unissued                      -             -
Common stock, par value $0.01, 150,000,000
 shares authorized, 18,194,139 shares and
 18,138,875 shares issued and outstanding,
 respectively                                         182           181
Capital in excess of par value of common stock    302,454       301,343
Accumulated deficit                              (347,811)     (199,750)
Common stock held in treasury, 2,295,900 shares,
 at cost                                          (42,597)      (42,597)
                                                ---------     ---------
Total stockholders' equity (deficit)              (87,772)       59,177
                                                ---------     ---------
Total liabilities and stockholders'
  equity (deficit)                              $ 189,686     $ 299,324
                                                =========     =========


The accompanying notes are an integral part of these consolidated financial statements.


                     McMoRan EXPLORATION CO.
              CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Years Ended December 31,
                                          ----------------------------------
                                             2001         2000        1999
                                          ----------   ----------   --------
                                                 (In Thousands, Except
                                                   Per Share Amounts)
Revenues                                  $   72,942   $   58,468   $ 54,344
Costs and expenses:
Production and delivery costs                 35,016       24,631     16,491
Depreciation and amortization                 65,868       32,421     30,633
Exploration expenses                          61,831       53,975      6,411
General and administrative expenses           15,144       12,984      7,378
Gain on sale of oil and gas properties           -        (43,212)    (2,550)
Insurance settlement gain                        -        (23,251)       -
                                          ----------   ----------   --------
  Total costs and expenses                   177,859       57,548     58,363
                                          ----------   ----------   --------
Operating income (loss)                     (104,917)         920     (4,019)
Interest expense                                (357)      (3,134)      (679)
Other income, net                                481        2,297        396
                                          ----------   ----------   --------
Income (loss) from continuing operations
  before provision for income taxes         (104,793)          83     (4,302)
Income tax (provision) benefit                    (8)     (34,942)     1,498
                                          ----------   ----------   --------
Income (loss) from continuing operations    (104,801)     (34,859)    (2,804)
                                          ----------   ----------   --------
Income (loss) from discontinued sulphur
 operations (net of applicable income
 tax provision of $- in 2001 and 2000
 and $1,569 in 1999)                         (43,260)     (96,649)     2,913
                                          ----------   ----------   --------
Net income (loss)                         $ (148,061)  $ (131,508)  $    109
                                          ==========   ==========   ========

Basic and diluted net income (loss)
  per share of common stock:
  Income (loss) from continuing operations    $(6.60)      $(2.35)    $(0.21)
  Income (loss) from discontinued
      sulphur operations                       (2.73)       (6.53)      0.22
                                              ------       ------     ------
Basic and diluted net income (loss) per share $(9.33)      $(8.88)    $ 0.01
                                              ======       ======     ======

Basic and diluted average shares outstanding  15,869       14,806     13,385
                                              ======       ======     ======


The accompanying notes are an integral part of these consolidated financial statements.


                         McMoRan EXPLORATION CO.
                    CONSOLIDATED STATEMENTS OF CASH FLOW

                                                 Years Ended December 31,
                                            --------------------------------
                                               2001        2000       1999
                                            ----------  ----------  --------
                                                      (In Thousands)
Cash flow from operating activities:
Net income (loss)                           $ (148,061) $ (131,508) $    109
Adjustments to reconcile net income
(loss) to net cash provided by
operating activities:
  (Income) loss from discontinued operations    43,260      96,649    (2,913)
  Depreciation and amortization                 65,868      32,421    30,633
  Exploration expenses                          43,510      29,175     1,635
  Gain on sale of oil and gas properties           -       (43,212)   (2,550)
  Change in deferred tax asset                     -        34,942    (1,510)
Change in assets and liabilities:
  Reclamation and mine shutdown expenditures    (2,196)        -         -
  Other                                          2,149        (743)    2,038
  (Increase) decrease in working capital
    Accounts receivable                          6,090      (9,038)   (1,186)
    Accounts payable and accrued liabilities    (3,772)     20,151     6,353
    Inventories and prepaid expense               (222)     (1,561)      960
                                            ----------  ----------  --------
Net cash provided by continuing operations       6,626      27,276    33,569
Net cash used in discontinued sulphur
 operations                                    (14,752)    (37,122)   (2,817)
                                            ----------  ----------  --------
Net cash provided by (used in)
 operating activities                           (8,126)     (9,846)   30,752
                                            ----------  ----------  --------

Cash flow from investing activities:
Exploration and development and other
  expenditures                                (107,092)    (46,183)  (17,137)
Purchase oil and gas interests                     -       (39,793)  (35,030)
Proceeds from disposition of assets              1,291      74,719     9,509
Other                                              -           -        (352)
                                            ----------  ----------  --------
Net cash used in continuing operations        (105,801)    (11,257)  (43,010)
Net cash provided by discontinued sulphur
 operations                                      6,252       5,122     5,169
                                            ----------  ----------  --------
Net cash used in investing activities          (99,549)     (6,135)  (37,841)
                                            ----------  ----------  --------

Cash flow from financing activities:
Net borrowings on oil and gas credit
 facility                                       49,657         -         -
Net proceeds from equity offering                  -        50,274       -
Purchase of MMR common stock                       -       (15,282)  (26,367)
Deferred financing costs and other                 612      (2,105)    1,640
                                            ----------  ----------  --------
Net cash provided by (used in) continuing
 operations                                     50,269      32,887   (24,727)
Net borrowings on sulphur credit facility        9,000      32,000    14,000
                                            ----------  ----------  --------
Net cash provided by (used in)
 financing activities                           59,269      64,887   (10,727)
                                            ----------  ----------  --------
Net increase (decrease) in cash and cash
 equivalents                                   (48,406)     48,906   (17,816)
Cash and cash equivalents at beginning
  of year                                       48,906         -      17,816
                                            ----------  ----------  --------
Cash and cash equivalents at end of period  $      500  $   48,906  $    -
                                            ==========  ==========  ========

Interest paid                               $    6,973  $    6,546  $    783
                                            ==========  ==========  ========

Income taxes paid                           $        8  $      -    $     12
                                            ==========  ==========  ========


The accompanying notes, which include information in Notes 2, 3, 6, 7 and 9 regarding noncash transactions, are an integral part of these consolidated financial statements.

                        McMoRan EXPLORATION CO.
 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 (In thousands, except share amounts)

                                            Years Ended December 31,
                                      -----------------------------------
                                         2001          2000        1999
                                      ---------     ---------    --------
Preferred stock:
Balance at beginning and end of year  $      -      $      -     $     -
                                      ---------     ---------    --------

Common stock:
Balance at beginning of year
 representing 18,138,875 shares in
 2001, 14,229,904 shares in 2000 and
 14,080,033 shares in 1999                  181           142         141
Exercised stock options representing
 3,724 shares in 2001, 73,239 shares
 in 2000 and 121,666 shares in 1999          -              1           1
Shares issued to CLK (Note 9)
 representing 51,540 shares in 2001,
 35,732 shares in 2000 and 28,206
 shares in 1999                               1            -           -
Shares issued on equity offering
 representing 3,800,000 shares (at
 $14.00 per share)                           -             38          -
                                      ---------     ---------    --------
Balance at end of year representing
 18,194,139 shares in 2001, 18,138,875
 shares in 2000 and 142,229,904 shares
 in 1999                                    182           181         142
                                      ---------     ---------    --------

Capital Excess for Par Value:
Balance at beginning of year            301,343       249,625     247,010
Exercised stock options and other           612           982       2,115
Shares issued to CLK                        499           500         500
Shares issued in equity offering             -         50,236          -
                                      ---------     ---------    --------
Balance at end of year                  302,454       301,343     249,625
                                      ---------     ---------    --------

Accumulated Deficit:
Balance at beginning of year           (199,750)      (68,242)    (68,351)
Net income (loss)                      (148,061)     (131,508)        109
                                      ---------     ---------    --------
Balance at end of year                 (347,811)     (199,750)    (68,242)
                                      ---------     ---------    --------

Accumulated other comprehensive loss:
Balance at beginning of year                 -             -           -
Other comprehensive loss:
 Cumulative effect of changes in
 accounting for derivatives                (492)           -           -
Change in unrealized derivatives'
 fair value                                (177)           -           -
Reclass to earnings                         669            -           -
                                      ---------     ---------    --------
Balance at end of year                       -             -           -
                                      ---------     ---------    --------

Common Stock Held in Treasury:
Balance at beginning of year
 representing 2,295,900 shares in 2001
 and 1,444,735 shares in 2000           (42,597)      (26,454)         -
Shares purchased representing 799,900
 shares in 2000 and 1,444,735 shares
 in 1999                                     -        (15,196)    (26,454)
Tender of 51,265 shares in 2000 to
 exercise McMoRan stock options              -           (947)         -
                                      ---------     ---------    --------
Balance at end of year representing     (42,597)      (42,597)    (26,454)
 2,295,900 shares in 2001 and 2000 and
 1,444,735 shares in 1999
                                      ---------     ---------    --------
Total stockholders' equity (deficit)  $ (87,772)    $  59,177    $155,071
                                      =========     =========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                     McMoRan EXPLORATION CO.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Background. McMoRan Exploration Co. (McMoRan), a Delaware Corporation, became a publicly traded entity in November 1998, when McMoRan Oil & Gas Co. (MOXY) and Freeport-McMoRan Sulphur Inc. (Freeport Sulphur) combined their respective operations (the Merger). In the Merger, Freeport Sulphur's shareholders received
0.625 McMoRan common shares for each Freeport Sulphur outstanding common share or a total of 5.5 million McMoRan common shares, while MOXY's shareholders received 0.20 McMoRan common shares for each MOXY outstanding common share, or a total of 8.6 million McMoRan common shares. The Merger was reflected in McMoRan financial statements using the purchase method of accounting with MOXY as the acquiring entity. The assets acquired and liabilities assumed from Freeport Sulphur were recorded at estimated fair values based on cash flow models and independent
appraisals.   In March 2002, Freeport Sulphur agreed to sell
substantially all its assets used in its current sulphur business, as further discussed below and in Notes 2 and 10.

Basis of Consolidation. The consolidated financial statements of McMoRan include the accounts of those subsidiaries where McMoRan has more than 50 percent of the voting rights, and for which the right to participate in significant management decisions is not shared with other shareholders. McMoRan consolidates its wholly owned MOXY and Freeport Sulphur subsidiaries and reflects its investment in FM Services Company using the equity method (Note
4). Investments in joint ventures and partnerships in which McMoRan owns an undivided interest in the underlying assets are proportionally consolidated in the accompanying financial statements. All significant intercompany transactions have been eliminated.

Basis of Presentation. McMoRan's financial statements are prepared in accordance with accounting principles generally accepted in the United States. As further discussed in Note 10, McMoRan faces significant liquidity issues in 2002 as a result of adverse business conditions with its sulphur operations and significant nonproductive exploratory drilling costs during 2001 and 2000. Management's plans to address these matters, which involve inherent uncertainties and conditions beyond the control of McMoRan, are also discussed in Note 10. The accompanying financial statements have been prepared on the basis that McMoRan will continue as a going concern and do not include any adjustments that might result from the outcome of such uncertainties.

     As a result of McMoRan's intention to exit the sulphur business, as evidenced by its agreement to sell substantially all of its sulphur assets executed in late March 2002 as discussed in (Note 2), the financial statements for all periods presented have been reclassified to reflect McMoRan's sulphur results as discontinued operations and the major classes of assets and liabilities related to the sulphur business held for sale have been separately shown.

Subsequent Events. McMoRan has entered into significant transactions subsequent to December 31, 2001 that will have a material impact on its future financial condition and results of operations (Note 10).

Reclassifications. Certain prior year amounts have been reclassified to conform to the year 2001 presentation.

Use of Estimates. The preparation of McMoRan's financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. The more significant estimates include useful lives for depreciation and amortization, reclamation and environmental obligations, the carrying value of assets held for sale or disposal, postretirement and other employee benefits, valuation allowances for deferred tax assets, and estimates of proved oil and gas reserves and related future cash flows. Actual results could differ from those estimates.

Cash and Cash Equivalents. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents (excluding restricted cash, see Note 9).

Inventories. Inventories are stated at the lower of average cost or market.

Property, Plant and Equipment.
Oil and Gas. McMoRan follows the successful efforts method of accounting for its oil and gas exploration and development activities. Geological and geophysical costs and costs of retaining unproved properties are charged to expense as incurred and are included as a reduction in operating cash flow in the accompanying statements of cash flow. Costs of exploratory wells are capitalized pending determination of whether they have discovered proved reserves. If proved reserves are not discovered the related drilling costs are expensed. Acquisition costs of leases and development activities are also capitalized. Other exploration costs are charged to expense as incurred. Depreciation and amortization are determined on a field-by-field basis using the unit-of-production method based on estimated proved and proved developed reserves associated with each field. Gains or losses are included in earnings when properties are sold and there are no related substantial future obligations retained.

     Interest expense allocable to certain unevaluated leasehold costs and in progress exploration and development projects is capitalized until the assets are ready for their intended use. McMoRan capitalized a total of $1.5 million of interest expense during 2001. McMoRan had no capitalized interest during either 2000 or 1999.

Sulphur. McMoRan's sulphur property, plant and equipment are carried at the lower of cost or estimated net realizable value of the assets. All charges, including asset writedowns, are included within the caption "Income (loss) from discontinued sulphur operations" in the accompanying statements of operations.
On June 30, 2000, McMoRan recorded charges totaling
$20.1 million to write off its asset carrying values for the Main Pass Block 299 (Main Pass) sulphur mine and certain related facilities to reflect the decision to cease sulphur mine production. Certain other sulphur mining-related assets were reduced by $19.1 million to their estimated net realizable values in anticipation of their being sold (Note 2). Through the first quarter of 2002, McMoRan's sulphur transportation logistic and marketing assets (transportation and terminaling) had been depreciated on a straight-line basis over an estimated 30 years for terminals and 5 to 15 years for machinery, equipment and certain transportation assets. During the fourth quarter of 2001, McMoRan recorded a $10.8 million charge to reduce its sulphur transportation and terminaling assets to their estimated net realizable values (Note 10).

Other. Other property, plant and equipment are carried at cost less salvage value and are depreciated on a straight-line basis over their estimated remaining useful lives.

Asset Impairment. Costs for unproved oil and gas properties are assessed periodically, and a loss is recognized if the properties are deemed impaired. When events or circumstances indicate that proved oil and gas property carrying amounts might not be recoverable from estimated future undiscounted cash flows from the property, a reduction of the carrying amount to fair value is required. Measurement of the impairment loss is based on the estimated fair value of the asset, which McMoRan generally determines using estimated undiscounted future cash flows from the property, adjusted to present value using an interest rate considered appropriate for the asset. Future cash flow estimates for McMoRan's oil and gas properties are measured on a field-by-field basis and include future estimates of proved and risk-assessed probable reserves, oil and gas prices, production rates and operating, development and reclamation costs based on operating budget forecasts. Assumptions underlying future cash flow estimates are subject to various risks and uncertainties.

     In the fourth quarter of 2000, because of a reduction of West Cameron Block 616's estimated oil and gas reserves, the net book value of this field exceeded the related estimated future undiscounted cash flows. Accordingly, a $14.0 million charge to depreciation and amortization expense was recognized that reduced this property's net book value to its then estimated fair value.

     At December 31, 2001, McMoRan's estimated undiscounted cash flows associated with its West Cameron Block 616 and West Cameron Block 624 fields were less than the related net book values of the respective properties. Accordingly, McMoRan recorded a $23.2 million charge to depreciation and amortization expense that reduced the net book values of the West Cameron Block 616 field by $19.1 million and the West Cameron Block 624 field by $4.1
million, to their estimated fair values.   In addition, McMoRan
recorded a $15.9 million charge to depreciation and amortization expense to impair the carrying amount for the Louisiana State Lease 340 No. 2 well.

Financial Instruments and Contracts. Based on its assessment of market conditions, McMoRan may enter into financial contracts to manage certain risks resulting from fluctuations in oil and natural gas prices. Costs or premiums and gains or losses on contracts meeting deferral criteria are recognized with the hedged transactions. Also, gains or losses are recognized if the hedged transaction is no longer expected to occur or if deferral criteria are not met. McMoRan monitors its credit risk on an ongoing basis and considers this risk to be minimal.

    Effective January 1, 2001, McMoRan adopted Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, as amended, establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The adoption of SFAS 133 did not significantly impact McMoRan's 2001 financial statements.

    McMoRan's use of financial contracts to manage risks has been limited. McMoRan's only contracts during 2001 involved forward sales contracts for oil produced at Main Pass, which were entered into considering the required level of production costs at the field. During 2001 and 2000, McMoRan settled forward sales contracts covering 0.1 million barrels of oil at a cost of $0.7 million and 0.3 million barrels of oil at a cost of $2.8 million,
respectively.   These costs reduced McMoRan's oil revenues for
each of these periods. McMoRan currently has no forward oil sales contracts or other derivative contracts.

Environmental Remediation and Compliance. McMoRan incurs costs for environmental programs and projects. Expenditures pertaining to future revenues from operations are capitalized. Expenditures resulting from the remediation of conditions caused by past operations that do not contribute to future revenue generation are charged to expense. Liabilities are recognized for remedial activities when the efforts are probable and the costs can be reasonably estimated.

     McMoRan's estimated future expenditures to restore its oil and gas properties and related facilities to a condition that it believes complies with environmental and other regulations are accrued over the life of the properties using the unit-of-production method based on estimated proved reserves. These future expenditures are estimated based on current costs, laws and regulations. At December 31, 2001, McMoRan had $18.7 million in accrued oil and gas reclamation costs, including $9.0 million for its Main Pass oil facilities (Note 10).

     Effective June 30, 2000, McMoRan initiated a plan to exit active participation in the sulphur business and specifically to cease production from its sulphur mining operations (Note 2).
Accordingly, McMoRan reflected in loss from discontinued sulphur operations charges totaling $40.7 million during 2000 to accrue all remaining estimated reclamation costs related to its Main Pass sulphur mine and its related facilities. At December 31, 2001, McMoRan had $63.9 million in accrued sulphur reclamation costs. McMoRan's future sulphur reclamation expenditures are partially offset by a $7.5 million receivable, included in "Other assets," representing a third party reimbursement obligation relating to McMoRan's Caminada sulphur mine. See Note 10 for information regarding the resolution of the Main Pass reclamation obligations, and the commencement of reclamation activities at the Caminada mine.

     Reclamation cost estimates are by their nature imprecise and can be expected to be revised over time because of a number of factors, including changes in reclamation plans, cost estimates, governmental regulations, technology and inflation.

Share Purchase Program. In 1999, McMoRan's Board of Directors authorized an open market share purchase program for up to two million shares of its common stock. In March 2000, the Board authorized the purchase of up to an additional 500,000 shares of its common stock, increasing the total shares authorized under the share purchase program to 2.5 million. In 1999 as part of McMoRan's open market share purchase program, McMoRan purchased all of the shares owned by Phosphate Resource Partners Limited Partnership (Phosphate Resource Partners) for $12.8 million or $16.64 per share. As of December 31, 2001, McMoRan had purchased 2,244,635 shares of its common stock at an average cost of $18.56 per share. McMoRan did not purchase any shares of its common stock during 2001.

Information about Major Customers. Oil from the Main Pass facility, which approximated 29 percent of McMoRan oil and gas revenues during 2001 and 40 percent of its oil and gas revenues during 2000, was sold exclusively to Amoco Production Company from the date of the Merger through June 30, 2001. McMoRan sold its Main Pass oil production to a various vendors during the second half of 2001 and currently has a month-to-month agreement to sell its oil produced at Main Pass exclusively to one refinery. McMoRan's remaining oil and gas production is sold to various U.S. purchasers, including one gas purchaser comprising at least 40 percent of its total revenues during each of the three years ending December 31, 2001. All of McMoRan's customers are currently located in the United States.

Earnings Per Share. Basic net income (loss) per share was calculated by dividing net income (loss) applicable to common stock by the weighted-average number of common shares outstanding during the years presented. Diluted net income (loss) per share was calculated by dividing net income by the weighted-average number of common shares outstanding during the years presented plus the net effect of outstanding dilutive options. Stock options representing approximately 126,000 shares of common stock in 2001 and 96,000 shares of common stock in 2000 and 266,000 shares of common stock during 1999 were considered anti-dilutive because of these years' net losses from continuing operations and were excluded from the diluted net loss per share calculation.

    Outstanding stock options to purchase approximately 1,318,000 shares of common stock at an average exercise price of $17.44 per share in 2001, 1,274,000 shares of common stock at an average exercise price of $19.74 per share in 2000, and 472,000 shares of common stock at an average exercise price of $22.15 per share in 1999, were excluded from the diluted net income (loss) per share calculation because their exercise prices were greater than the average market price of McMoRan's common shares for the years presented.

New Accounting Standards. In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires the fair value of liabilities for asset retirement obligations to be recorded in the period incurred. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application permitted. Upon adoption of the standard, McMoRan will be required to use a cumulative-effect approach to recognize transition amounts for any existing asset retirement obligation liabilities, asset retirement costs and accumulated depreciation. McMoRan has begun work on identifying and quantifying its asset retirement obligations in accordance with the new standard, but it has not completed this analysis or determined when it will adopt the new rules.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 also supersedes certain aspects of Accounting Principles Board Opinion (APB) No. 30, "Reporting the Results of Operations-Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transaction," with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be separately reported in the period incurred rather than as of the measurement date as presently required by APB 30. Additionally, certain asset dispositions previously not qualifying for discontinued operations treatment may now be required to be presented in this manner. The provisions of this statement are required to be applied for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. McMoRan adopted this new standard effective January 1, 2002. As a result, McMoRan has reflected its sulphur operations as discontinued operations for all periods presented as discussed in "Basis of Presentation" above.

2.  SULPHUR OPERATIONS
In November 1998, McMoRan acquired Freeport Sulphur, a business engaged in the purchasing, transporting, terminaling, processing, and marketing of recovered sulphur and the production of related oil reserves. Prior to August 31, 2000, Freeport Sulphur was
also engaged in mining of sulphur.   The purchase price ($109.1
million) was based on the market value of Freeport Sulphur's stock at the time the Merger was announced plus related transaction costs.

Decision To Exit Sulphur Business And Proposed Sulphur Joint Venture
--------------------------------------------------------------------
In July 2000, McMoRan undertook a plan to exit its sulphur mining operations and to sell its remaining sulphur transportation and terminaling assets. The Main Pass sulphur mine ceased production on August 31, 2000. In connection with the decision to exit active participation in its sulphur operations in 2000, McMoRan recorded a $34.9 million noncash charge to its deferred tax valuation allowance, which eliminated its net deferred tax asset related primarily to its sulphur transportation and terminaling business.

     McMoRan recorded noncash charges totaling $86.0 million during 2000 to adjust its sulphur assets and liabilities to their estimated fair values. These charges include $20.1 million to write off the remaining book value of the Main Pass sulphur mine; $25.2 million to reduce the book value of the mining-related assets, including certain specialized marine equipment used in handling mined sulphur ($19.1 million) and materials and supplies inventory ($6.1 million), to their estimated recoverable values; and $40.7 million to record the remaining unaccrued estimated mine reclamation costs. All of the above noncash charges are included in loss from discontinued sulphur operations.

     Also in 2000, McMoRan recorded a $7.5 million employee-related charge associated with its planned exit from active participation in sulphur operations. McMoRan included $5.4 million of the anticipated employee-related separation costs in production and delivery costs and the remaining $2.1 million in general and administrative expenses (see below). This accrual included $4.7 million of employee termination charges and $2.8 million resulting from curtailments of McMoRan's retirement and post-retirement health and welfare pension plans. At December
31, 2001 the remaining liability totaled $4.4 million and was included in current liabilities from discontinued sulphur operations. McMoRan anticipates the payment of the remaining employee-related costs will occur during the first half of 2002 upon the sale of its sulphur transportation and terminaling assets (Note 10).

     In February 2001, McMoRan entered into a letter of intent with Savage Industries Inc. to form a joint venture which would own and operate the assets comprising the sulphur transportation and terminaling business of Freeport Sulphur. As proposed, both parties would have owned a 50 percent interest in the joint venture, Savage would have been its operator and Freeport Sulphur would have sold its transportation and terminaling assets to the joint venture and used the resulting proceeds to repay its borrowing under the sulphur credit facility (Note 8). Subsequent to entering into this letter of intent with Savage and throughout the remainder of 2001 and early 2002, McMoRan and Savage negotiated long-term agreements, representing approximately 60 percent on the initial joint venture sulphur and handling activities, with major U.S. oil refiners and natural gas processors to provide them with sulphur transportation and terminaling services and market access for their sulphur by-product production through Freeport Sulphur's long-term sulphur supply contract with IMC.

     A significant portion of the sulphur produced (prior to closing of its sulphur mines) or purchased by Freeport Sulphur is sold to IMC Phosphate Company, a chemical fertilizer producer jointly owned by IMC Global and Phosphate Resource Partners (collectively IMC), under a long-term supply contract that extends for as long as IMC has a requirement for sulphur. Sales to IMC totaled 45.8 percent of McMoRan's total revenues and 92.6 of its sulphur sales during 2001, 51.5 percent of its total revenues and 73.1 percent of its sulphur sales during 2000 and
55.9 percent of its total revenues and 72.6 percent of its sulphur sales during 1999. See Note 10 for information regarding the planned sale of McMoRan's assets comprising its sulphur segment and the anticipated termination of the sulphur supply agreement.

     In March 2002, McMoRan entered into a definitive agreement to sell its sulphur transportation and terminaling assets to a newly formed sulphur services joint venture, in which McMoRan will not own any interest (Note 10).

     Following is a summary of McMoRan's sulphur operations which are reflected on a net basis within income (loss) from discontinued sulphur operations in the accompanying statements of operations (in thousands):


                                      Years ended December 31,
                                 ----------------------------------
                                    2001        2000         1999
                                 ---------   ----------   ---------
   Revenues                      $  71,483   $  143,309   $ 189,687
   Production and delivery          78,136      154,362     171,158
   Depreciation and amortiazation   15,269       84,334       6,426
   General and administrative
     expenses                        5,202        9,503       7,629
   Postretirement health and
     welfare costs                  14,381          835         899
   Gain on sale of assets              -            -          (555)
                                 ---------   ----------   ---------
   Operating income (loss)         (41,505)    (105,725)      4,130
   Interest expense                 (5,546)      (2,693)        -
   Other income, net                 3,791       11,769         352
   Income tax provision                -            -        (1,569)
                                 ---------   ----------   ---------
   Net income (loss)             $ (43,260)  $  (96,649)  $   2,913
                                 =========   ==========   =========



     Following is a summary of the net book value of McMoRan's long-term sulphur assets (in thousands):

                                             December 31,
                                         --------------------
                                            2001       2000
                                         --------    --------
    Transportation and terminaling  a    $ 52,296    $ 70,018
    Other assets held for sale  b           2,311       2,959
                                         --------    --------
    Total sulphur business assets        $ 54,607    $ 72,977
                                         ========    ========


a.Includes assets to be sold pursuant to a definitive sales agreement signed in March 2002. The assets at December 31, 2000 included goodwill of $11.4 million, net of accumulated amortization of $0.7 million. McMoRan wrote off the remaining
  $10.8 million of goodwill in 2001 to reduce its sulphur transportation and terminaling assets to their estimated fair value. See Note 10 for information regarding the expected sale of McMoRan's sulphur transportation and terminaling assets.
b.Includes certain marine equipment previously used in handling mined sulphur, the Port Sulphur, Louisiana, terminal and other miscellaneous assets. See Note 10 for information regarding the planned disposition of certain assets subsequent to year-end
  2001.

Main Pass
---------
In June 2001, Homestake transferred its sulphur and oil interests in Main Pass to Freeport Sulphur. Freeport Sulphur received $2.5 million in cash and Homestake's 16.7 percent interest in the Main Pass oil assets and sulphur mine in return for assuming Homestake's remaining future Main Pass reclamation obligations associated with the related facilities, estimated to total $7.1
million at the time of the acquisition.   McMoRan accounted for
the transaction as a purchase and began consolidating this acquired 16.7 percent interest in Main Pass in its financial statements beginning June 1, 2001. McMoRan recorded no gain or loss on the transaction.

     During 2001 Freeport Sulphur pursued discussions with offshore oil and gas producers, gas storage and transportation companies, oil and gas service companies and other energy related companies about projects involving various alternative commercial uses of the Main Pass facilities. Freeport Sulphur negotiated an agreement with a third party to engage in commercial brine production and the storage of non-hazardous oil field wastes at Main Pass. Commercial brine production commenced in the first quarter of 2001, while the non-hazardous oil field waste storage operations are currently pending final regulatory approval by the Minerals Management Service (MMS).

MMS Bonding Requirement Settlement
----------------------------------
In July 2001, the MMS, which has regulatory authority to ensure offshore leaseholders fulfill the abandonment and site clearance obligations related to their properties, informed McMoRan and Freeport Sulphur that they were considering requiring them either to post a bond of approximately $35 million or to enter into other funding arrangements acceptable to the MMS, relative to reclamation of the Main Pass sulphur mine and related facilities and the Main Pass oil production facilities. In October 2001, Freeport Sulphur entered into a trust agreement with the MMS to provide financial assurances meeting the MMS requirements by February 3, 2002. Under terms of the agreement, McMoRan provided a non-cash financial assurance of $10 million to the MMS by the February 3, 2002 deadline. The remaining financial assurance requirements were expected to be fulfilled by a combination of a surety bond and additional non-cash financial assurances or otherwise through cash deposits made by Freeport Sulphur over a five-year period. The MMS extended the date to comply with the terms of this trust agreement until June 27, 2002. Freeport Sulphur has entered into transactions that are expected to resolve its sulphur reclamation obligations with MMS by the extension date (Note 10).

     Additionally, the MMS has granted a waiver of its supplemental bonding requirements relating to the abandonment obligations associated with the federal offshore leases owned by MOXY.

Other
------
During 2000, McMoRan sold its remaining Culberson sulphur mine assets for $3.5 million and its Grande Isle base facility, previously used for offshore logistical support of its sulphur operations, for $1.2 million, resulting in recognition of gains totaling $4.4 million (included in loss from discontinued sulphur operations).

     As a result of terminating production at Main Pass, certain sulphur reclamation and mine shutdown costs were incurred on an accelerated basis. McMoRan incurred $10.7 million of Main Pass reclamation costs during 2001 and a total of $16.3 million of sulphur reclamation costs during 2000, including $13.7 million for the Main Pass mine and related facilities during the second half of 2000.

     McMoRan was required to reduce its sulphur product inventory carrying costs to its then current net realizable value on two separate occasions during both 2001 ($10.0 million) and 2000
($5.2 million). McMoRan also reduced its sulphur material and supplies inventory carrying costs by taking a $6.1 million charge when it decided to cease mining operations at Main Pass in June 2000. All of these charges are included in loss from discontinued sulphur operations.

3.  EXPLORATION PROGRAM AND ACQUISITIONS OF EXPLORATION ACREAGE
In 1997, McMoRan formed an aggregate $210 million, multi-year oil and gas exploration program to explore and develop prospects primarily offshore on the Gulf of Mexico continental shelf and onshore in the Gulf Coast region (the Exploration Program) with Freeport-McMoRan Resource Partners, Limited Partnership, now Phosphate Resource Partners, and an individual investor (see Note 4). In November 1999, McMoRan purchased Phosphate Resource
Partners' 47 percent interest in the Exploration Program for $31.9 million, net of transaction costs. Subsequent to the transaction, McMoRan owned a 95 percent interest in the Exploration Program, with the individual investor owning the remaining five percent. The Exploration Program achieved the $210 million program expenditure limit during 2001 and was terminated; however the program continued on a prospect-by-prospect basis, contingent upon the election of the individual investor to participate.

     Effective January 1, 2000, McMoRan acquired from Texaco Exploration and Production Inc. (Texaco), now a subsidiary of ChevronTexaco Corp., the right to explore and earn assignments of operating rights in 89 unexplored oil and gas properties. The properties covered about 391,000 gross acres and are located in water depths ranging from 10 to 2,600 feet in federal and state waters offshore Louisiana and Texas. McMoRan must incur or commit to incur $110.0 million of exploration expenditures on these properties by June 30, 2003, with minimum spending requirements during the interim (Note 9).

     On January 14, 2000, McMoRan purchased from Shell Offshore Inc. (Shell), a wholly owned subsidiary of Royal Dutch Petroleum Co., Shell's interest in 55 exploration leases for $37.8 million after transaction costs and purchase adjustments. The leases covered approximately 260,000 gross acres and are located in varying water depths of up to a maximum of approximately 2,000 feet in the offshore Louisiana area. McMoRan funded the purchase with borrowings under its revolving bank credit facilities
(Note 8).

4.  TRANSACTIONS WITH AFFILIATES
Management Services. FM Services Company (FM Services), owned 50 percent by McMoRan, provides certain administrative, financial and other services on a cost-reimbursement basis under a management services agreement. These service costs, which include related overhead, totaled $10.6 million in 2001, $12.1
million in 2000 and $9.9 million in 1999.   Management believes
these costs do not differ materially from the costs that would have been incurred had the relevant personnel providing the services been employed directly by McMoRan. These costs are expected to decrease in 2002 because of recent completed and currently pending asset sales transactions, together with the effects of the two Co-Chairmen of McMoRan's Board of Directors agreeing not to receive any cash compensation during 2002
(Note 6).

Program Participant. Effective December 15, 1997, Mr. Gerald J. Ford, an individual investor elected to McMoRan's Board of Directors in January 1998, became an individual participant in the Exploration Program (Note 3). Through December 31, 2001, Mr. Ford has paid $13.6 million for his proportionate share of the exploration and related development costs incurred under terms of the Exploration Program.

5.  PROPERTY, PLANT AND EQUIPMENT, OTHER ASSETS AND OTHER LIABILITIES

The components of net property, plant and equipment follow (in thousands):

                                              December 31,
                                        ----------------------
                                           2001         2000
                                        ---------    ---------
    Oil and gas property, plant and     $ 233,103    $ 186,897
      equipment (Note 12)
    Other                                     585          585
                                        ---------    ---------
                                          233,688      187,482
    Accumulated depreciation             (135,169)     (71,251)
                                        ---------    ---------
    Property, plant and equipment, net  $  98,519    $ 116,231
                                        =========    =========

The components of other assets follow (in thousands):

                                             December 31,
                                          ------------------
                                            2001       2000
                                          -------    -------
    Long-term receivable (Notes 1 and 11) $ 7,486    $ 7,317
    Restricted cash (Note 9)                3,500      3,500
    Deferred financing fees (Note 11)         495      1,094
    Other                                     250        225
                                          -------    -------
                                          $11,731    $12,136
                                          =======    =======


     The components of other long-term liabilities follow (in thousands):

                                             December 31,
                                          ------------------
                                            2001      2000
                                          -------    -------
    Retiree medical liability             $ 3,881    $ 3,923
    Accrued workers compensation and
     group insurance                        3,523      3,598
    IMC Global Inc. postretirement
     medical benefits obligation (Note 9)  19,922      8,788
    Sulphur-related environmental
     liability (Note 9)                     3,500      3,500
    Defined benefit pension plan
     liability                              1,885      1,982
    Nonqualified pension plan
     liability                                542        113
    Deferred revenues, compensation
     and other                              1,420        620
                                          -------    -------
                                          $34,673    $22,524
                                          =======    =======


6.  EMPLOYEE BENEFITS
Stock Options. Prior to the Merger, both MOXY and Freeport Sulphur had outstanding nonqualified stock options and MOXY had outstanding stock appreciation rights (collectively, stock-based awards) previously granted under certain MOXY and Freeport Sulphur benefit plans. Pursuant to the Merger, all outstanding stock-based awards were cancelled and replaced with McMoRan stock options granted under the McMoRan Adjusted Stock Award Plan (McMoRan Adjusted Plan).

     The McMoRan Adjusted Plan issued stock options on the same basis as the McMoRan common shares that were distributed to the former MOXY and Freeport Sulphur shareholders upon consummation of the Merger (Note 1). Accordingly, for each MOXY and Freeport Sulphur stock-based award outstanding at the Merger date, McMoRan stock options were granted in amounts and with exercise prices equal to the previous MOXY and Freeport Sulphur awards, as adjusted to reflect the Merger. In early 1999, an investor group's beneficial ownership of McMoRan common stock increased to a level that exceeded the 20 percent threshold that triggers acceleration of the vesting periods under the provisions of the McMoRan Adjusted Plan. As a result, all options issued under the McMoRan Adjusted Plan became fully exercisable.

     In May 2001, the McMoRan shareholders approved the McMoRan 2001 Stock Incentive Plan (the 2001 Plan). At December 31, 2001, the 2001 Plan has authorized and available for grant options representing 1,250,000 McMoRan common shares. In May 2000, the McMoRan shareholders approved the McMoRan 2000 stock option plan (the 2000 Plan). The 2000 Plan is authorized to grant options representing up to 600,000 McMoRan common shares. In 1998, the MOXY and Freeport Sulphur shareholders approved the McMoRan 1998 Stock Option Plan (the 1998 Plan) in connection with the Merger. The 1998 Plan is authorized to grant options representing up to 775,000 McMoRan common shares. McMoRan also adopted the McMoRan 1998 Stock Option Plan for Non-Employee Directors (the Director
Plan), authorizing McMoRan to grant directors options to purchase up to 75,000 McMoRan common shares. Generally, under each of these plans stock options granted are exercisable in 25 percent annual increments beginning one year from the date of grant and will expire 10 years after the date of grant. Options to purchase approximately 1.4 million McMoRan common shares were available for grant as of December 31, 2001, including options representing
1.3 million shares under the 2001 Plan, 31,375 shares under the 2000 Plan, 19,500 shares under the 1998 Plan, and 58,000 shares under the Director Plan.

     A summary of stock options outstanding follows:

                    2001                2000               1999
            -----------------   ------------------  -----------------
              Number   Average    Number    Average   Number   Average
               of      Option      of       Option      of     Option
             Options    Price    Options     Price   Options    Price
            ---------  ------   ---------   ------  ---------  ------
Beginning
 of year    1,901,952  $17.42   1,891,113   $17.06  1,501,884  $16.82
Granted       648,000   16.06     165,750    19.16    646,000   17.49
Exercised      (3,724)  13.21     (73,239)   13.05   (121,666)  16.16
Expired/
 forfeited    (97,826)  17.33     (81,672)   16.54   (135,105)  17.21
            ---------           ---------           ---------
End of year 2,448,402   17.07   1,901,952    17.42  1,891,113   17.06
            =========           =========           =========

     Summary information of all stock options outstanding at December 31, 2001 follows:

                      Options Outstanding         Options Exercisable
                  -----------------------------  --------------------
                             Weighted   Weighted             Weighted
   Range of                   Average    Average              Average
   Exercise         Number   Remaining   Option    Number     Option
    Prices        of Options   Life       Price  Of Options    Price
----------------  ---------  ---------  -------  ----------  --------
$10.56 to $15.78    660,970  5.5 years   $12.79    466,095    $12.34

$16.28 to $22.14  1,732,732  6.1 years    18.44    946,106     19.22

$25.31               54,700  6.1 years    25.31     54,700     25.31
                  ---------                      ---------
                  2,448,402                      1,466,901
                  =========                      =========

     In connection with McMoRan's efforts to reduce its 2002 administrative and overhead expenses, in early 2002 the Co-Chairmen of McMoRan's Board of Directors agreed to forgo all cash compensation during 2002 in exchange for special stock option grants. On January 28, 2002, a total of 575,000 immediately exercisable stock options were granted in this regard having a term of ten years and an exercise price of $14.00 per share.

     McMoRan has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock Based Compensation," and continues to apply APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for McMoRan's stock option grants. Had compensation cost for McMoRan's stock option grants been determined based on the fair value at the grant dates for awards under those plans consistent with SFAS 123, McMoRan's proforma SFAS 123 results would have increased its net loss by $2.3 million ($0.14 per share) to $150.4 million ($9.48 per share) in 2001 and by $1.9 million ($0.13 per share) to $133.4 million ($9.01 per share) in

2000 and reduced its net income by $8.7 million ($0.64 per share) to a net loss of $8.6 million ($0.63 per share) in 1999. The proforma 1999 results include approximately $8.0 million of compensation associated with the accelerated vesting of options granted under the McMoRan Adjusted Plan (see above). For the pro forma computations, the fair values of the option grants were estimated on the dates of grant using the Black-Scholes option-pricing model. The weighted average fair value for stock option grants was $11.38 per option in 2001, $11.50 per option in 2000 and $10.00 per option in 1999. The weighted average assumptions used include a risk-free interest rate of 5.3 percent in 2001,
6.7 percent in 2000 and 5.6 percent in 1999, with expected volatility of 55 percent in 2001, 35 percent in 2000 and 34 percent in 1999 and expected lives of 10 years. The pro forma effects on net income (loss) are not representative of future years because of the potential changes in the factors used in calculating the Black-Scholes valuation, the timing of option grants and the effect of the accelerated vesting in 1999. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied

Pension Plans and Other Benefits. Prior to the Merger, McMoRan's defined benefit plan assets and liabilities and related costs were immaterial because of McMoRan's limited number of employees. In connection with the Merger, McMoRan merged its plan with Freeport Sulphur's defined benefit pension plan. During 2000, McMoRan decided to terminate its defined benefit pension plan covering substantially all its employees and replace this plan with a defined contribution plan, as further discussed below.
All participants' account balances in the defined benefit plan were fully vested on June 30, 2000 and interest credits will continue to accrue under the plan until the assets are finally liquidated. The final distribution will occur once approval is obtained from the Internal Revenue Service and the Pension Benefit Guaranty Corporation. McMoRan also provides certain health care and life insurance benefits (Other Benefits) to retired employees. In connection with early retirement programs implemented during 2000, McMoRan increased its benefit obligation by approximately $1.0 million for special termination benefits granted to retiring employees. McMoRan recognized a $1.5 million curtailment loss for its Other Benefits as a result of the substantial reduction in its workforce following its decision to exit active participation in its sulphur operations. McMoRan has the right to modify or terminate these benefits. McMoRan also has a contractual obligation to reimburse IMC for a portion of IMC's postretirement benefit costs relating to certain former retired sulphur employees (Note 9). Information on the McMoRan plans follows (dollars in thousands):

                               Pension Benefits       Other Benefits
                            ---------------------   -----------------
                               2001        2000       2001      2000
                            ---------    --------   -------   -------
Change in benefit obligation:
Benefit obligation at the   $ (12,309)   $(12,552)  $(4,602)  $(1,750)
  beginning of year
Service cost                      -          (329)      (62)      (87)
Interest cost                   (433)        (879)     (335)     (189)
Plan amendments                  244          -         -         -
Curtailment loss                 -         (1,300)      -      (1,495)
Special termination benefits     -         (1,000)      -        (158)
Actuarial losses                 -         (2,132)   (1,429)   (1,081)
Participant contributions        -            -        (109)      -
Benefits paid                    955        5,883       556       158
                            --------     --------   -------   -------
Benefit obligation at end of
  year                       (11,543)     (12,309)   (5,981)   (4,602)
                            --------     --------   -------   -------

Change in plan assets:
Fair value of plan assets at
 beginning of year            10,327       15,635       -         -
Actual return on plan assets     286          575       -         -
Employer/participant
 contributions                   -            -         556       158
Benefits paid                   (955)      (5,883)     (556)     (158)
                            --------     --------   -------   -------
Fair value of plan assets at
end of year                    9,658       10,327       -         -
                            --------     --------   -------   -------


                               Pension Benefits       Other Benefits
                            ---------------------   -----------------
                               2001        2000       2001      2000
                            ---------    --------   -------   -------
Funded status                 (1,885)      (1,982)   (5,981)   (4,602)
Unrecognized net actuarial
 (gain) loss                     -            -       2,089       667
Unrecognized prior service
 cost                            -            -          11        12
                            --------     --------   -------   -------
Accrued benefit cost        $ (1,885)    $ (1,982)  $(3,881)  $(3,923)
                            ========     ========   =======   =======

Weighted-average assumptions
 (percent):
Discount rate                  n/a a       n/a a       7.25      7.50
Expected return on plan
 assets                        n/a a       n/a a         -         -
Rate of compensation
 increase                      n/a a       n/a a         -         -


a. As discussed above, McMoRan decided to terminate its defined benefit pension plan, resulting in a $1.3 million curtailment loss, and ceased accruing benefits on June 30, 2000.

     The initial health care cost trend rate used for the other benefits was 11 percent in 2001, decreasing ratably annually until reaching 5.0 percent in 2008. A one-percentage-point increase or decrease in assumed health care cost trend rates would not have a significant impact on service or interest costs. The components of net periodic benefit cost for McMoRan's plans follow (in thousands):

                               Pension Benefits           Other Benefits
                          -------------------------   ----------------------
                           2001     2000      1999    2001     2000     1999
                          -----   -------   -------   ----    ------    ----
Service cost              $  -    $   329   $   782   $ 62    $   87    $104
Interest cost               433       879       783    335       189     128
Curtailment loss             -      1,300        -      -      1,540      -
Special termination
 benefits                    -         -         -      -        158      -
Expected return on
 plan assets               (286)   (1,124)   (1,339)    -         -       -
Amortization of prior
 service costs               -         -         -       1         5       5
Recognition of net
 actuarial loss              -         -         -       7        -       -
                          -----   -------   -------   ----    ------    ----
Net periodic benefit
 cost                     $ 147   $ 1,384   $   226   $405    $1,979    $237
                          =====   =======   =======   ====    ======    ====


     McMoRan has an employee savings plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute up to 20 percent of their pre-tax compensation, subject to limitations prescribed by the Internal Revenue Code, which were $10,000 for 1999 and $10,500 for both 2000 and 2001.
McMoRan matches 100 percent of the first 5 percent of the employees' contribution, with such matching amounts vesting after three years of service. As a result of McMoRan's decision to terminate its defined benefit pension plan effective July 1, 2000, McMoRan fully vested all active Section 401(k) savings plan participants on June 30, 2000. Subsequently, all new plan participants will vest in McMoRan's matching contributions upon three years of service with McMoRan. Additionally, McMoRan established a defined contribution plan for substantially all its employees. Under this plan McMoRan contributes amounts to individual employee accounts totaling either 4 percent or 10 percent of each employee's pay, depending on a combination of each employee's age and years of service with McMoRan. McMoRan charged $0.6 million in 2001, $0.8 million in 2000 and $0.7 million in 1999 to operations for the Section 401(k) savings plan and the new defined contribution plan. Additionally, McMoRan has other employee benefit plans, certain of which are related to McMoRan's performance, which costs are recognized currently in general and administrative expense.

7.  INCOME TAXES
McMoRan accounts for income taxes pursuant to SFAS 109, "Accounting for Income Taxes." In 1998, McMoRan recorded a $35.0 million net deferred tax asset upon the acquisition of Freeport Sulphur's assets. As a result of McMoRan's decision to exit active participation in its sulphur business and after evaluating projected results from operations, during 2000 McMoRan concluded that a full valuation allowance was required for its net deferred tax asset resulting in a charge to income tax expense of $34.9 million (Note 2). McMoRan has $187.8 million of net deferred tax assets as of December 31, 2001, resulting from net operating loss carryfowards and other temporary differences related to McMoRan's activities. McMoRan has provided a valuation allowance, which includes approximately $52 million associated with McMoRan's sulphur operations, for the full amount of these net deferred tax assets. The components of McMoRan's net deferred tax asset at December 31, 2001 and 2000 follow (in thousands):

                                            December 31,
                                        -------------------
                                          2001       2000
                                        --------   --------
Net operating loss carryforwards
 (expire 2006-2020)                     $ 85,434   $ 54,489
Property, plant and equipment             56,725     42,898
Reclamation and shutdown reserves         27,124     32,887
Deferred compensation, postretirement
 and pension benefits and accrued
 liabilities                              11,631      8,217
Other                                      6,895        767
Less valuation allowance                (187,809)  (139,258)
                                        --------   --------
   Net deferred tax asset               $    -     $    -
                                        ========   ========


     Reconciliations of the differences between income taxes related to continuing operations computed at the federal statutory tax rate and the income taxes recorded follow (dollars in thousands):

                              2001              2000              1999
                        ----------------  -----------------  ----------------
                        Amount   Percent   Amount   Percent   Amount  Percent
                        -------  -------  --------  -------  -------  -------
Income taxes
  computed at
  the federal
  statutory income
  tax rate              $36,678     35%   $    (24)   (35)%   $1,506    35%
Change in valuation
  allowance related
  to continuing
  operations            (33,408)   (35)    (34,918)    **       (525)   (12)
State taxes and
  other                  (3,278)    -           -      -         517     12
                        -------    ---    --------    ----    ------    ----
Income tax (provision)
  benefit               $    (8)    - %   $(34,942)    **%    $1,498     35%
                        =======    ===    ========    ====    ======    ====

** Not meaningful


8.  CREDIT FACILITIES

                                        December 31,
                                    -------------------
                                      2001       2000
                                    --------   --------
                                      (In Thousands)
Freeport Sulphur credit
 facility, average rate
 7.4% in 2001 and 7.8% in 2000      $ 55,000   $ 46,000
MOXY credit facility, average
 rate 3.6% in 2001 and 8.3% in 2000   49,657         -
Less: current portion                (57,000)   (46,000)
                                    --------   --------
Long-term borrowing on oil and
 gas credit facility                $ 47,657   $     -
                                    ========   ========

     In June 2000, McMoRan consummated an agreement with Halliburton Company to form a strategic alliance that combines the skills, technologies and resources of both companies' personnel and technical consultants into an integrated team to manage McMoRan's oil and gas activities. Halliburton has provided products and services to McMoRan at market rates and McMoRan has used Halliburton's products and services on an exclusive basis to the extent practicable. Halliburton also had the right, which has now expired as described below, to elect to participate in McMoRan's future development opportunities by providing a portion of the exploration and development costs of each prospect in which it elects to participate.

     Halliburton provided a guarantee that initially provided up to $50 million of borrowings available to MOXY under its revolving oil and gas credit facility. The amount of this availability was reduced to $47.7 million in April 2001, when Halliburton elected to participate in McMoRan's North Tern Deep prospect at Eugene Island Block 193.

     In January 2002, McMoRan agreed to sell certain of its oil and gas properties and used the related proceeds to repay the $47.7 million of borrowings outstanding under the guaranteed portion of its oil and gas credit facility and to terminate the Halliburton guarantee (Note 10).

     McMoRan also had an additional $11.25 million of borrowing capacity under a separate portion of its oil and gas credit facility that was determined and secured by an oil and gas reserve borrowing base. At December 31, 2001, McMoRan's borrowings outstanding under this portion of the oil and gas credit facility totaled $2.0 million. This portion of the facility was repaid and terminated in February 2002 (Note 10). Accordingly, all borrowings ($2.0 million) under this portion of the facility were classified as a current liability at December 31, 2001.

     In addition to the oil and gas credit facility discussed above, McMoRan has a variable rate revolving credit facility available to Freeport Sulphur. In August 2000, Freeport Sulphur amended this facility to provide $64.5 million of credit. The amended facility is secured by substantially all of the assets of Freeport Sulphur, including its Main Pass oil interests. McMoRan also provides a guarantee of this facility and has pledged its equity ownership of MOXY to secure the guarantee and MOXY has pledged its assets as additional security. The facility has been amended to reduce availability to $58.5 million and extend its maturity. The facility is currently scheduled to mature on June 17, 2002 (Note 10).

9.  COMMITMENTS AND CONTINGENCIES
Commitments. Effective January 1, 2000, McMoRan entered into an agreement with Texaco that committed it to expend $110.0 million on exploration by June 30, 2003 (see Note 3). Under the terms of the agreement McMoRan has exceeded the requirement to commit to spend an aggregate $50.0 million through June 30, 2001. As of December 31, 2001, McMoRan has incurred approximately $65 million of exploration expenditures under the agreement. McMoRan is required to spend, or otherwise commit to spend, an additional
$44 million under the agreement, $14 million through June 30, 2002 and an additional $30 million by June 30, 2003. If McMoRan does not meet this commitment schedule it would be subject to a penalty payment of 25 percent of the remaining unexpended and uncommitted minimum amount for the applicable period. McMoRan expects it will meet its exploration commitments under this agreement through its recently completed farm-out agreement (Note 10).

     McMoRan has a contract with CLK Company L.L.C. (CLK), an independently owned company, to provide geological and geophysical services to McMoRan on an exclusive basis. The contract has provided for an annual retainer fee of $2.5 million ($0.5 million of the annual fee is paid in McMoRan common stock, recorded at fair market value at the time issued), plus certain expenses and a 3 percent overriding royalty interest in prospects accepted by McMoRan. Costs of services provided by CLK totaled $3.4 million in 2001, $3.1 million in 2000 and $2.7 million in 1999. Effective January 1, 2002, the cost of the CLK annual retainer fee has been reduced to $2.0 million with $1.0 million of the annual fee paid in McMoRan common stock recorded at fair value at the time issued.

Long-term Contracts and Operating Leases. As discussed in Note 10, McMoRan has an agreement to sell its sulphur transportation and terminaling assets to a newly formed sulphur services joint venture, which will assume a substantial majority of its non-cancelable long-term contracts and operating leases. Substantially all of these operating lease payments are associated with McMoRan's lease of an additional tanker to enhance its sulphur marine transportation services and the leasing of its previously owned sulphur rail cars. McMoRan's long-term commitments, excluding the commitments expected to be assigned to the joint venture or subleased to IMC, totaled $7.2 million as of December 31, 2001, with $1.7 million in 2002, $0.5 million in 2003, $1.1 million in 2004, $0.6 million in 2005 and
2006 and $2.7 million thereafter.   McMoRan's total minimum
annual contractual charges aggregate $118.7 million, with $18.2 million in 2002, $15.8 million in 2003, $15.3 million in 2004, $14.4 million in 2005, $14.4 million in 2006 and $40.6 million thereafter.

Other Liabilities. Freeport Sulphur has a liability to IMC Global Inc. for a portion of IMC Global's postretirement benefits costs relating to certain retired employees of Freeport Sulphur. As a result of a significant increase in costs incurred under this obligation during the fourth quarter of 2001, McMoRan had its external benefit consultant update the year-end 2001 estimate of the related future costs using an initial health care cost trend rate of 11 percent decreasing ratably to 5 percent over a six-year period and a discount rate of 7.5 percent. Accordingly, McMoRan accrued $13.6 million at December 31, 2001 to increase the recorded liability to $22.4 million, including $2.5 million in current liabilities. Future changes to this estimate, resulting from changes in assumptions or actual results varying from projected results will be recorded in earnings.

     During 2000, Freeport Sulphur negotiated a termination of a sulphur-related obligation assumed in its 1995 purchase of certain sulphur transportation and terminaling assets by paying $6.0 million and placing $3.5 million in an escrow account to fund certain assumed environmental liabilities associated with the acquired sulphur assets. The restricted escrowed funds, which approximate McMoRan's estimate of the assumed environmental liabilities, is classified as a long-term asset and recorded in "Other assets" in the accompanying balance sheets.

Litigation. Freeport Sulphur's sulphur supply agreement with IMC-Agrico Company, now known as IMC Phosphate Company (IMC), requires good faith renegotiation of the pricing provisions if a party can establish that fundamental changes in IMC's operations or the sulphur and sulphur transportation markets invalidate certain assumptions and result in the performance by that party becoming "commercially impracticable" or "grossly inequitable."

In the fourth quarter of 1998, IMC attempted to invoke this contract provision in an effort to renegotiate the pricing terms of the agreement. After careful review of the agreement, IMC's operations and the referenced markets, Freeport Sulphur determined that there is no basis for renegotiation of the pricing provisions of the agreement. After discussions failed to resolve this dispute, Freeport Sulphur filed suit against IMC seeking a judicial declaration that no basis exists under the agreement for a renegotiation of its pricing terms. IMC has alleged that Freeport Sulphur's suspension of sulphur production at Main Pass and Freeport Sulphur's proposed sale of its sulphur transportation assets constitute a statement of intent to breach Freeport Sulphur's obligations under the agreement.

     On July 25, 2000, IMC filed a supplemental demand alleging that Freeport Sulphur's suspension of sulphur production at Main Pass and the proposed sale of Freeport Sulphur's transportation assets constituted a statement of intent to breach the sulphur supply agreement. In March 2001, the court ruled that the ceasing of production from Main Pass was not a breach of the sulphur supply agreement but refused to grant either of the two parties summary judgment motions relating to the assignment of the sulphur supply agreement. On July 13, 2001, Freeport Sulphur filed a series of motions for partial summary judgment and exceptions for prescription and no cause of action to dismiss on all substantive claims. On October 15, 2001, the court ruled in favor of Freeport Sulphur's motions for partial summary judgment. The court found that IMC presented no facts to support its claims of commercial impracticability or gross inequity and agreed with Freeport Sulphur that there is no basis for renegotiation of the contract. IMC appealed the court's decision.

     During 2002 Freeport Sulphur elected under the sulphur supply agreement not to supply optional quantities available under the contract totaling 500,000 tons. IMC disputed this right and requested that the court issue a declaratory judgment confirming its view. IMC has also withheld payments for 2002 amounts we consider due under the contract through March 31, 2002 in the aggregate amount of approximately $2.1 million and has indicated that it plans to continue not making these payments. Freeport Sulphur filed for summary judgment with respect to the IMC claim. Freeport Sulphur also filed a claim for underpayment of additional amounts for 2002 and 2001 with respect to the pricing formula used in a contract based upon IMC's improper calculation of the price. The court has not ruled on any of these recent claims and motions.

     On March 29, 2002, Freeport Sulphur entered into a definitive agreement for the sale of its sulphur transportation and terminaling assets. In connection with the transaction, both McMoRan and IMC agreed to settle all litigation and disputes between the two companies and their subsidiaries, subject to certain conditions.

Environmental. McMoRan has made, and will continue to make, expenditures for the protection of the environment. McMoRan is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to McMoRan's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. See Notes 2 and 10 for disclosure about McMoRan's plan to resolve its sulphur reclamation obligations with the MMS and its assuming potential obligations in connection with the sale of its sulphur transportation and terminaling assets.

     10. CAPITAL RESOURCES, LIQUIDITY AND SUBSEQUENT EVENTS McMoRan faces significant financial liquidity issues in 2002 as a result of adverse business conditions with its sulphur operations and significant nonproductive exploratory drilling costs during 2001 and 2000. The accompanying financial statements reflect significant net losses in 2001 and 2000, a stockholders' deficit of $87.8 million and a working capital deficit of $88.1 million as of December 31, 2001, which includes amounts due under its sulphur credit facility.

     Subsequent to December 31, 2001, McMoRan has taken steps to address its requirements for financial liquidity and has developed a financial plan that McMoRan believes will provide it sufficient financial resources to conduct its business plans during 2002. This business plan involves arranging for exploratory drilling on certain of McMoRan's oil and gas properties to be undertaken and financed by oil and gas industry participants under agreements which management believes could provide the opportunity for future significant additions to McMoRan's oil and gas reserves. Success in this business plan is essential for McMoRan to continue its operations in the future and to meet its long-term financial obligations.

     The steps taken by McMoRan subsequent to December 31, 2001 to address its financial liquidity requirements are described below.

Sale of Certain Oil and Gas Properties
On February 22, 2002, MOXY sold certain of its oil and gas properties for $60.0 million. The sale was effective January 1, 2002. McMoRan sold its interest in Vermilion Block 196 and Main Pass Blocks 86/97, and 80 percent of its interest in Ship Shoal Block 296. McMoRan has retained its interest in exploratory prospects lying 100 feet below the stratigraphic equivalent of the deepest currently producing interval at both Vermilion Block 196 and Ship Shoal Block 296. The properties were sold subject to a reversionary interest after a defined payout, which would occur when the purchaser receives aggregate cumulative proceeds from the properties of $60.0 million plus an agreed rate of return. McMoRan's current estimates of proved reserves do not include any reserves for McMoRan's reversionary interest; however, whether or not payout ultimately occurs will depend primarily upon future production and future market prices of both natural gas and oil.

     McMoRan used the proceeds from this transaction to repay all borrowings under its oil and gas credit facilities, which totaled $51.7 million on February 22, 2002, and to fund its working capital requirements. McMoRan recorded a gain on the sale of its interest in these properties totaling $29.2 million during the first quarter of 2002.

Sulphur Reclamation Obligations
As disclosed in Note 2, McMoRan and Freeport Sulphur previously entered into a trust agreement with the MMS to provide financial assurances regarding the future costs associated with Main Pass reclamation activities by June 27, 2002.

     On February 22, 2002, Freeport Sulphur and Offshore
Specialty Fabricators Inc. (OSFI) entered into an agreement for the dismantlement and reclamation of the Caminada sulphur mine and related facilities located offshore in the Gulf of Mexico.
A third party is contractually obligated to reimburse Freeport Sulphur for 50 percent of such reclamation cost. OSFI commenced its reclamation activities in late March 2002 and will complete their work at the Caminada mine in the second quarter of 2002. On March 28, 2002, Freeport Sulphur and OSFI entered into an agreement for the dismantlement and reclamation of the Main Pass sulphur mine and related facilities. OSFI will commence removal of these structures within 30 days of the completion of the reclamation activities at the Caminada mine.

     For payment of its share of these costs, Freeport Sulphur conveyed certain assets to OSFI including a supply service boat, Freeport Sulphur's dock facilities in Venice, Louisiana, and certain assets previously salvaged during the initial reclamation phase at Main Pass. In addition to the conveyed assets, OSFI will be entitled to Freeport Sulphur's economic interests in the Main Pass oil operations (see below).

     As previously disclosed on March 27, 2002, Freeport Sulphur and OSFI entered into an agreement to sell Freeport Sulphur's Main Pass oil assets to a third party with the proceeds to be paid to OSFI as part of its compensation for the dismantlement and reclamation of the Main Pass sulphur mine and related facilities. That agreement has been terminated. Freeport Sulphur and OSFI expect to either to sell the Main Pass oil assets to a third party, with the proceeds of any sale being paid to OSFI, or to transfer these assets to OSFI.

     OSFI will also receive any initial payments relating to the establishment of a business enterprise using certain of the Main Pass sulphur facilities for the disposal of non-hazardous oilfield waste from offshore oil operations and potentially for other business services in support of the offshore petroleum industry, including potentially the storage of crude oil and natural gas. Freeport Sulphur is in negotiations to establish and is seeking final regulatory approval from MMS for this new business enterprise's non-hazardous oilfield waste disposal operations. If this business enterprise is successfully established, Freeport Sulphur would receive a negotiated share of the revenues or profits of the enterprise, which would be operated by another company.

     McMoRan expects to record a gain from the above transactions during 2002.

Sale of Sulphur Transportation and Terminaling Assets
On March 29, 2002, Freeport Sulphur entered into a definitive agreement to sell its sulphur transportation and terminaling assets to Gulf Sulphur Services LTD, LLP, a new sulphur joint venture to be owned by IMC Global Inc. (IMC) and Savage
Industries Inc. In connection with this agreement, McMoRan and IMC have agreed to settle all outstanding disputes between the companies and their respective subsidiaries. The transactions are expected to provide Freeport Sulphur with $58.0 million in gross proceeds, which will be used to fund working capital requirements and transaction costs and repay most of the borrowings under the sulphur credit facility (Note 8) which had $56.0 million outstanding at March 31, 2002. The maturity of the sulphur facility has been extended to June 17, 2002. The transaction is subject to Gulf Sulphur Services securing financing arrangements and IMC negotiating new sulphur supply agreements with each of three significant by-product sulphur producers, who have agreed to sulphur transportation and terminaling arrangements with the proposed joint venture. At the closing of this transaction, Freeport Sulphur's contract to supply sulphur to IMC will terminate. McMoRan recorded a $10.8 million charge to reduce the carrying amount of these sulphur assets to their fair value at December 31, 2001 (Note 2). McMoRan currently estimates that approximately $8 million will remain outstanding under the sulphur credit facility after this transaction is completed, and has reached agreement with the lenders comprising its sulphur bank credit facility to repay this remaining outstanding amount by August
15, 2002. The sale of the sulphur assets is not expected to have a significant impact on McMoRan's future results of operations.

     McMoRan, in connection with the anticipated sale of its sulphur transportation and terminaling assets, has agreed to be responsible for any historical environmental obligations relating to those assets and has also agreed to indemnification obligations with respect to the historical sulphur operations engaged in by Freeport Sulphur and its predecessor companies. In addition, McMoRan agreed that, upon closing of the transactions, it will assume, and indemnify IMC from, any obligations, including environmental obligations, other than liabilities existing as of the closing of the sale, associated with historical oil and gas operations undertaken by the Freeport-McMoRan companies prior to the 1997 merger of Freeport-McMoRan Inc. and IMC.

Additional Capital
     In April 2002, McMoRan received a commitment letter, subject to specified conditions, from an investment banking firm to underwrite an offering of equity in an amount which McMoRan believes would be sufficient to meet its working capital requirements and other obligations due in 2002. The successful completion of any offering to raise capital inherently involves uncertainties, including financial market conditions. As a result, no assurances can be given that McMoRan will successfully complete an equity offering or, if completed, that the offering will raise funds sufficient to meet McMoRan's debt and working capital obligations for 2002. McMoRan is also considering the sale of properties and new reserve-based debt financing to raise additional capital.

Exploration Funding Arrangements
McMoRan has completed agreements with an industry partner to fund certain exploration and development activities on certain of its prospects identified for drilling in 2002. McMoRan will retain a potentially significant reversionary interest in any
discoveries made on these prospects.
                   __________________________

     Consummation of the above transactions is expected to occur during 2002. McMoRan believes that these transactions would provide sufficient funding for its debt and working capital requirements for 2002. Because these transactions are not complete, they involve inherent uncertainties, including uncertainties beyond McMoRan's control. As a result, McMoRan's independent public accountants, after considering the plans described above, advised McMoRan that they had reached a conclusion that such matters raise substantial doubt regarding McMoRan's ability to continue as a going concern and as required by auditing standards generally accepted in the United States, included in their auditors' report on McMoRan's 2001 financial statements an explanatory paragraph to reflect that conclusion.

     McMoRan believes that completion of the transactions described above will provide sufficient financial resources to conduct its business plans during 2002. However, there are no assurances that McMoRan will successfully accomplish the objectives of such plans.

11. SUPPLEMENTARY OIL AND GAS INFORMATION
McMoRan's oil and gas exploration, development and production activities are conducted in the offshore Gulf of Mexico and onshore Gulf Coast areas of the United States. Supplementary information presented below is prepared in accordance with requirements prescribed by SFAS 69 "Disclosures about Oil and Gas Producing Activities."

                                           Years Ended
                                           December 31,
                                       -------------------
                                         2001       2000
                                       --------   --------
                                         (In Thousands)
Unevaluated  properties, including
 drilling in progress                  $  5,321   $ 52,365
Evaluated                               227,782    134,532
                                       --------   --------
Subtotal                                233,103    186,897
Less accumulated depreciation and
 amortization                          (135,078)   (70,785)
                                       --------   --------
Net oil and gas properties             $ 98,025   $116,112
                                       ========   ========

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities.

                           Years Ended December 31,
                        -----------------------------
                         2001       2000        1999
                        -------   --------    -------
                               (In Thousands)
Acquisition of properties:
   Proved               $ 4,322   $     -     $34,172
   Unproved                 859     45,838      2,388
Exploration costs        35,475     68,636     12,000
Development costs        45,983     12,910     10,764
                        -------   --------    -------
                        $86,639   $127,384    $59,324
                        =======   ========    =======

Proved Oil and Gas Reserves (Unaudited). Proved oil and gas reserves at December 31, 2001 have been estimated by Ryder Scott Company, L.P., an independent petroleum engineering firm, in accordance with guidelines established by the Securities and Exchange Commission (SEC), which require such estimates to be based upon existing economic and operating conditions. All estimates of oil and gas reserves are inherently imprecise and subject to change as new technical information about the properties is obtained. Estimates of proved reserves for wells with little or no production history are less reliable than those based on a long production history. Subsequent evaluation of the same reserves may result in variations which may be substantial. Additionally, SEC regulations require the use of certain restrictive definitions based on a concept of "reasonable certainty" in the determination of proved oil and gas reserves and related cash flows. Substantially all of McMoRan's proved reserves are located offshore in the Gulf of Mexico. Subsequent to December 31, 2001, a substantial portion of McMoRan's year-end 2001 proved reserves either have been or are expected to be sold (Note 10). Oil, including condensate and plant products, is stated in thousands of barrels and natural gas is in millions of cubic feet (MMcf).

                                Oil                       Gas
                       ----------------------  -------------------------
                       2001a,b  2000    1999   2001a,c    2000     1999
                       ------  ------  ------  -------  -------  -------
Proved reserves:
   Beginning of year    5,507   5,245   3,996   56,842   62,575   58,461
   Revisions of
    previous estimates  1,360     789   1,823   (4,406)  (3,782)  (1,102)
   Discoveries and
    extensions             54   1,388     746    7,018   35,468      589
   Production          (1,417) (1,152) (1,354) (11,137)  (8,291) (14,026)
   Sale of reserves       -      (763)     (5)     -    (29,128)  (7,112)
   Purchase of
    reserves              869     -        39      -        -     25,765
                       ------  ------  ------  -------  -------  -------
   End of year          6,373   5,507   5,245   48,317   56,842   62,575
                       ======  ======  ======  =======  =======  =======

Proved developed reserves:
   Beginning of year    4,843   4,499   3,984   35,584   61,630   39,428
                       ======  ======  ======  =======  =======  =======
   End of year          6,099   4,843   4,499   35,872   35,584   61,630
                       ======  ======  ======  =======  =======  =======


a)Includes proved reserves associated with properties McMoRan sold subsequent to December 31, 2001 (Note 10). Total proved reserves sold totaled 18,482 MMcf of gas, consisting of 11,492 MMcf in proved developed reserves and 6,990 MMcf in proved undeveloped reserves. Proved oil reserves associated with the sales transaction approximated 327,000 barrels of oil at December 31, 2001, which consisted of 194,000 barrels in proved developed reserves and 133,000 barrels in proved undeveloped reserves.

b) Includes the approximate 5.3 million barrels of proved developed reserve associated with the Main Pass oil operations, which OSFI is entitled to pursuant to the agreement to settle certain sulphur reclamation obligations (Note 10).

c) Includes approximately 8.9 Bcf proved developed reserves associated with the West Cameron Block 616 field, where production ceased in February 2002.

Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves (Unaudited).

McMoRan's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of year-end oil and gas prices in the projection of future net cash flows. Future income taxes were determined using applicable tax rates and future tax deductions, discounted to present value on a year-by-year basis.

                                                 December 31,
                                             ---------------------
                                             2001a,b,c     2000
                                             ---------   ---------
                                                 (In Thousands)
Future cash inflows                          $ 244,193   $ 725,908
Future costs applicable to future cash flows:
Production costs                              (115,031)   (107,298)
Development and abandonment costs              (53,578)    (80,199)
                                             ---------   ---------
Future net cash flows before income taxes       75,584     538,411
Future income taxes                                -       (75,818)
                                             ---------   ---------
Future net cash flows                           75,584     462,593
Discount for estimated timing of net cash
flows (10% discount rate)                       (6,950)    (93,602)
                                             ---------   ---------
                                             $  68,634   $ 368,991
                                             =========   =========


  a) Includes amounts related to property interests sold in January 2002 (Note 10). The future estimated revenues pertaining to these properties' estimated proved reserves at December 31, 2001 totaled $57.8 million and the future estimated costs totaled $25.2 million. The total discounted cash flows for the interests sold in these properties totaled $27.5 million at December 31, 2001.

  b) Includes amounts associated with Main Pass Block 299, which is expected to be sold to a third party of transferred to OSFI. At December 31, 2001, the future estimated revenues associated with this field totaled $87.1 million and the future estimated costs totaled $86.6 million. The total discounted cash flows for Main Pass totaled $4.1 million at December 31, 2001.

  c) Includes amounts associated with the West Cameron Block 616 field, where production ceased in February 2002. At December 31, 2001, the estimated future revenues associated with this field totaled $24.0 million and the estimated future costs totaled $16.6 million. The total discounted cash flows associated with the field totaled $6.2 million at December 31, 2001.

Changes in Standardized Measure of Discounted Future Net Cash
Flows From Proved Oil and Gas Reserves (Unaudited).

                                                Years Ended December 31,
                                           --------------------------------
                                             2001        2000        1999
                                           ---------   --------    --------
                                                    (In Thousands)
Beginning of year                          $ 368,991   $115,121    $ 67,451
Revisions:
   Changes in prices                        (343,526)   108,313      26,745
   Accretion of discount                      42,947     11,512       6,745
   Change in reserve quantities              (54,209)    (5,832)     (2,147)
   Other changes, including revised
    estimates of development
    costs and rates of production            (11,114)     3,183       3,178
Discoveries and extensions, less
 related costs                                13,146    264,320       6,135
Development costs incurred during the
 year                                         28,231      9,056      14,590
Change in future income taxes                 60,477    (60,477)        -
Revenues, less production costs              (37,926)   (33,837)    (37,853)
Sale of reserves in place                        -      (42,368)     (5,260)
Purchase of reserves in place                  1,617        -        35,537
                                           ---------   --------    --------
End of year                                $  68,634   $368,991    $115,121
                                           =========   ========    ========

12.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
In the following table, McMoRan has restated its quarterly interim financial information to reflect its sulphur business activities as discontinued operations. See Note 1. "Basis of Presenatation."


                                                               Net Income
                                    Operating      Net      (Loss) per Share
                                     Income      Income    ------------------
                        Revenues     (Loss)      (Loss)      Basic   Diluted
                        --------   ---------   ---------   --------  --------
                                (In Thousands, Except Per Share Amounts)
2001
1st Quarter             $ 15,798   $ (36,019)  $ (44,788)  $ (2.83)  $ (2.83)
2nd Quarter               16,093     (14,260)    (19,017)    (1.20)    (1.20)
3rd Quarter               24,555      (5,700)     (8,366)    (0.53)    (0.53)
4th Quarter               16,496     (48,938)    (75,890)    (4.78)    (4.78)
                        --------   ---------   ---------
                        $ 72,942   $(104,917)  $(148,061)    (9.33)    (9.33)
                        ========   =========   =========
2000
1st Quarter             $ 17,005   $ (11,625)  $ (17,004)  $ (1.36)  $ (1.36)
2nd Quarter               15,720     (12,204)   (137,392)a,b (9.11)    (9.11)
3rd Quarter               14,238      28,113 c    25,447      1.61      1.60
4th Quarter               11,505      (3,364)d    (2,559)    (0.16)    (0.16)
                        --------   ---------   ---------
                        $ 58,468   $     920  $(131,508)     (8.88)    (8.88)
                        ========   =========   =========

a. Includes charges totaling $78.1 million as a result of McMoRan's decision to cease its sulphur mining operations.
b. Reflects a $34.9 million income tax provision charge (see Notes 2 and 8) associated with McMoRan's decision to exit active participation in the sulphur business.
c. Includes a $43.2 million gain on the sale of McMoRan's interests in Brazos Block A-19 ($40.1 million) and Vermilion Block 408 ($3.1 million).
d. Includes a $23.3 million gain from the settlement of McMoRan's business interruption insurance claim for Brazos Block A-19.